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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☒ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

D.R. Horton, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Preliminary Copies
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On
Thursday, January 26, 2006
Dear Fellow Stockholder of D.R. Horton, Inc.:
      You are invited to attend the 2006 Annual Meeting of Stockholders of D.R. Horton, America’s Builder. Our 2006 Annual Meeting will be held at our corporate offices located at: D.R. Horton Tower, 301 Commerce Street, Fort Worth, Texas on Thursday, January 26, 2006, at 10:00 a.m., central time, for the following purposes:

•	To elect seven directors.

•	To approve the 2006 Stock Incentive Plan.

•	To approve an amendment to our charter increasing the number of authorized shares of common stock.

•	To vote on a shareholder proposal concerning an energy efficiency assessment.

•	To conduct other business properly brought before the meeting.
      Only stockholders of record at the close of business on Thursday, December 1, 2005, are entitled to notice of and to vote at the 2006 Annual Meeting or any adjournment thereof.
      While we would like to have each of you attend the meeting and vote your shares in person, we realize this may not be possible. However, whether or not you plan to attend the meeting, your vote is very important. A form of proxy on which to indicate your vote and an envelope, postage prepaid, in which to return your proxy are enclosed. WE URGE YOU TO COMPLETE, SIGN AND RETURN THE ENCLOSED FORM OF PROXY SO THAT YOUR SHARES WILL BE REPRESENTED. If you decide later to attend the 2006 Annual Meeting, you may revoke your proxy at that time and vote your shares in person. If you desire any additional information concerning the 2006 Annual Meeting or the matters to be acted upon at the meeting, we would be glad to hear from you.

Very truly yours,

DONALD R. HORTON
Chairman of the Board
Fort Worth, Texas
December 9, 2005

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PROXY STATEMENT
GENERAL
PROPOSAL ONE ELECTION OF DIRECTORS
PROPOSAL TWO APPROVE THE D.R. HORTON, INC. 2006 STOCK INCENTIVE PLAN
PROPOSAL THREE APPROVE AN AMENDMENT TO THE D.R. HORTON, INC. CHARTER INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
BENEFICIAL OWNERSHIP OF COMMON STOCK
EXECUTIVE COMPENSATION
Stock Performance/Stock Performance Graph
MEETINGS AND COMMITTEES OF THE BOARD
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
PROPOSAL FOUR SHAREHOLDER PROPOSAL CONCERNING AN ENERGY EFFICIENCY ASSESSMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
OTHER MATTERS

Preliminary Copies
D.R. Horton Tower
301 Commerce Street
Fort Worth, Texas 76102
www.drhorton.com
PROXY STATEMENT
for the
2006 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On January 26, 2006
GENERAL
Time, Place and Purposes of Meeting
      Our 2006 Annual Meeting of Stockholders will be held on Thursday, January 26, 2006, at 10:00 a.m., central time, at our corporate offices, located at: D.R. Horton Tower, 301 Commerce Street, Fort Worth, Texas. The purposes of the 2006 Annual Meeting are set forth in the Notice of Annual Meeting of Stockholders to which this Proxy Statement is attached. D.R. Horton, Inc. is referred to as “D.R. Horton,” “Company,” “we,” and “our” in this Proxy Statement.
Solicitation of Proxies
      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of D.R. Horton. D.R. Horton expects that this Proxy Statement and the accompanying form of proxy will first be mailed to each stockholder of record on or about December 9, 2005. The cost of this solicitation will be paid by D.R. Horton. The solicitation of proxies will be made primarily by use of the mail. In addition, directors, officers and regular employees of D.R. Horton may make solicitations without special compensation by telephone, telegraph, e-mail or personal interview. They may request banks, brokers, fiduciaries and other persons holding stock in their names, or in the names of their nominees, to forward proxies and proxy materials to their principals and obtain authorization for the execution and return of such proxies to management. D.R. Horton will reimburse such banks, brokers and fiduciaries for their reasonable out-of-pocket expenses in connection therewith. Although we do not presently intend to do so, we may retain the services of The Altman Group to solicit proxies and we would pay all reasonable costs associated with such firm. We do not anticipate that such costs would exceed $7,500.
Revocation and Voting of Proxies
      A proxy for use at the Annual Meeting is enclosed. Any proxy given may be revoked by a stockholder at any time before it is exercised by filing with D.R. Horton a notice in writing revoking it or by duly executing a proxy bearing a later date. Proxies also may be revoked by any stockholder present at the Annual Meeting who expresses a desire to vote his or her shares in person. Subject to such revocation and except as otherwise stated herein or in the form of proxy, all proxies duly executed and received prior to, or at the time of, the Annual Meeting will be voted in accordance with the specifications of the proxies. If no specification is made, proxies will be voted FOR the nominees for election of directors (see Proposal One — Election of Directors), FOR the proposal to approve the 2006 Stock Incentive Plan (see Proposal Two — Approve the D.R. Horton, Inc. 2006 Stock Incentive Plan), FOR the proposal to amend the D.R. Horton, Inc. Charter increasing the total number of authorized shares of the Company’s Common Stock from four hundred million to one billion (see Proposal Three — Approve an Amendment to the D.R. Horton, Inc. Charter Increasing the Number of Authorized Shares of Common Stock), and AGAINST the proposal concerning an energy efficiency assessment (see Proposal Four — Shareholder Proposal Concerning An Energy Efficiency Assessment) and, at the discretion of the proxy holders, on all other matters properly brought before the Annual Meeting or any adjournment thereof.
Outstanding Shares and Voting Rights
      December 1, 2005 has been set as the record date for the purpose of determining stockholders entitled to notice of, and to vote at, the Annual Meeting. There were                      shares of D.R. Horton’s Common Stock, $.01 par value, issued and outstanding on the record date. On any matter submitted to a stockholder vote, each holder of Common Stock will be entitled to one vote, in person or by proxy, for each issued and outstanding share of Common Stock registered in his or her name on the books of D.R. Horton as of the record date. A list of such stockholders will be available for examination by any stockholder at the offices of D.R. Horton set forth above for at least ten days before the Annual Meeting.
Quorum Requirement
      The D.R. Horton Bylaws provide that if the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote are present in person or represented by proxy, there will be a quorum. The aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the Annual Meeting, whether those stockholders vote for, against or abstain from voting on any matter, will be counted for purposes of determining whether a quorum exists. Broker non-votes, which are described below, will be considered present for purposes of determining whether a quorum exists.
Broker Non-Votes and Vote Required
      If a broker holds your shares, this Proxy Statement and a proxy card have been sent to the broker. You may have received this Proxy Statement directly from your broker, together with instructions as to how to direct the broker to vote your shares. If you desire to have your vote counted, it is important that you return your voting instructions to your broker. Rules of the New York Stock Exchange (“NYSE”) determine whether proposals presented at stockholder meetings are “routine” or “non-routine.” If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide instructions. Proposal One — the proposal to elect directors and Proposal Three — the proposal to increase the number of authorized shares of common stock, are routine proposals under the rules of the NYSE. As a result, brokers or other entities holding shares for an owner in street name may vote on Proposal One and Proposal Three even if no voting instructions are provided by the owner. Proposal Two — the proposal to approve the 2006 Stock Incentive Plan and Proposal Four — the proposal regarding an energy efficiency assessment, are non-routine proposals under the rules of the NYSE. As a result, brokers or other entities holding shares for an owner in street name may vote on Proposals Two and Four only if voting instructions are provided by the owner. If you do not provide your broker with voting instructions for Proposals Two and Four, your shares will not be counted as shares present with respect to the vote required for these proposals.

      The following table reflects the vote required for each proposal and the effect of broker non-votes, withhold votes and abstentions on the vote, assuming a quorum is present at the meeting:

Effect of Broker Non-Votes,
Proposal	Vote Required	Withhold Votes and Abstentions

Election of Directors	The seven nominees who receive the most votes will be elected	Broker non-votes and withhold votes have no legal effect

Approve 2006 Stock Incentive Plan	An affirmative vote of the holders of a majority of our common stock which has voting power present in person or represented by proxy and is entitled to vote; in addition, the total votes cast on a proposal must represent a majority of the shares issued and outstanding as of the record date	Broker non-votes have no effect; abstentions have the same effect as a vote against the proposal; however, broker non-votes can have the same effect as a vote against the proposal if they are necessary for the votes cast to represent a majority of the shares issued and outstanding as of the record date

Approve increase in the number of authorized shares of common stock	An affirmative vote of the majority of the shares issued and outstanding as of the record date	Broker non-votes and abstentions have the same effect as a vote against the proposal

Vote on shareholder proposal concerning an energy efficiency assessment	An affirmative vote of the holders of a majority of our common stock which has voting power present in person or represented by proxy and is entitled to vote	Broker non-votes have no effect; abstentions have the same effect as a vote against the proposal
      If any other proposals are properly presented to the stockholders at the meeting, the number of votes required for approval will depend on the nature of the proposal. Generally, under Delaware law and our Bylaws, the number of votes required to approve a proposal is a majority of the shares of Common Stock present and entitled to vote at the meeting. The enclosed proxy card gives discretionary authority to the proxy holders to vote on any matter not included in this Proxy Statement that is properly presented to the stockholders at the meeting. The persons named as proxies on the enclosed proxy card are Donald R. Horton, Chairman, Donald J. Tomnitz, Vice Chairman, President and Chief Executive Officer and Bill W. Wheat, Executive Vice President and Chief Financial Officer.
Stockholders Sharing the Same Address
      The broker, bank or other nominee of any stockholder who is a beneficial owner, but not the record holder, of the Company’s Common Stock may deliver only one copy of this Proxy Statement and our Annual Report to multiple stockholders sharing an address, unless the broker, bank or nominee has received contrary instructions from one or more of the stockholders.
      In addition, with respect to record holders, in some cases, only one copy of this Proxy Statement and our Annual Report will be delivered to multiple stockholders sharing an address, unless the Company has received contrary instructions from one or more of the stockholders. Upon written or oral request, the Company will deliver a separate copy of this Proxy Statement and Annual Report to a stockholder at a shared address to which a single copy was delivered. You can notify your broker, bank or other nominee (if you are not the record holder) or the Company (if you are the record holder) that you wish to receive a separate copy of our proxy statements and annual reports in the future, or alternatively, that you wish to receive a single copy of the materials instead of multiple copies. The Company’s contact information for these purposes is: D.R. Horton, Inc., Attention: Investor Relations, D.R Horton Tower, 301 Commerce Street, Suite 500, Fort Worth, Texas 76102, telephone number: (817) 390-8200, or e-mail: mslapper@drhorton.com.
PROPOSAL ONE
ELECTION OF DIRECTORS
      Our Board of Directors currently consists of eight members who will serve until the 2006 Annual Meeting, and until their successors have been elected and qualified. Ms. Francine I. Neff, one of our current directors, has announced that she will retire from the Board of Directors effective immediately following conclusion of the 2006 Annual Meeting. Accordingly, Ms. Neff will not stand for re-election. Following her retirement, the Board of Directors will consist of seven members.
      By unanimous resolution, the Nominating and Governance Committee recommended to the Board of Directors, as nominees to the Board of Directors, seven of the eight current Directors of the Company, each of whom is listed below under the caption “Nominees for Director”. After review and consideration by the Board of Directors, it has nominated seven of eight Directors for election as directors of D.R. Horton at the 2006 Annual Meeting. Ms Francine I. Neff was not considered as a nominee by the Nominating and Governance Committee due to the announcement of her retirement following the 2006 Annual Meeting.
      Unless otherwise specified in the accompanying proxy, the shares voted by proxy will be voted for each of the persons named below as nominees for election as directors. The seven nominees receiving the most votes cast, a plurality of the votes, will be elected for one year terms and will serve until the next annual meeting of stockholders and their successors have been elected and qualified. If any nominee is unable to serve, the proxies will be voted by the proxy holders in their discretion for another person. The Board of Directors has no reason to believe that any nominee will be unable to serve as a director for his prescribed term.
      According to our Bylaws, any stockholder may make nominations for the election of directors if notice of such nominations is delivered to, or mailed and received at, the principal executive office of D.R. Horton not less than thirty days prior to the date of the originally scheduled meeting. However, if less than forty days’ notice or prior public disclosure of the date of the meeting is given by D.R. Horton, notice of such nomination must be so received not later than the close of business on the tenth day following the earlier of the day on which notice of the meeting was mailed or the day on which such public disclosure was made. If nominations are not so made, only the nominations of the Board of Directors may be voted upon at the 2006 Annual Meeting.
THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” EACH OF
THE FOLLOWING DIRECTOR NOMINEES.

Nominees for Director
      The following is a summary of certain information regarding the nominees for election as directors.

		Director
Name	Age	Since	Principal Occupation and Business Experience

Donald R. Horton	55	1991	Mr. Horton has been Chairman of the Board of D.R. Horton since it was formed in July 1991, and he was President from July 1991 until November 1998. He has been involved in the real estate and homebuilding industries since 1972, and he was the sole or principal stockholder, director and president of each of D.R. Horton’s predecessor companies since their respective organization, which date from 1978 to 1990.
Bradley S. Anderson	45	1998	Mr. Anderson is a Senior Vice President of CB Richard Ellis, Inc., an international real estate brokerage company, and he has had various positions in Phoenix, Arizona with its predecessor, CB Commercial Real Estate Group, Inc., since January 1987. He served as Interim Chairman of the Board of Continental Homes Holding Corp. from October 1997 through April 1998, when it merged into D.R. Horton, and he became a director of D.R. Horton at that time. Mr. Anderson has been a member of both the Audit and Compensation Committees since 1998 and he has also been a member of the Nominating and Governance Committee since it was formed in November 2003.
Michael R. Buchanan	58	2003	Mr. Buchanan has significant commercial banking experience with several banking institutions serving the real estate and homebuilding sectors. He retired from commercial banking in March 2002. From March 2002 to March 2003, Mr. Buchanan was engaged as a senior advisor to Bank of America Securities. From 1998 to March 2002, Mr. Buchanan was a Managing Director of Bank of America, an executive officer position in which he was head of its national real estate banking group. From 1990 to 1998, Mr. Buchanan was an Executive Vice President of NationsBank, which later merged with Bank of America. Mr. Buchanan is also a member of the board of directors and the asset committee of Wells Real Estate Investment Trust, a publicly held, non-traded real estate investment trust. Mr. Buchanan was appointed to the Audit Committee in July 2003 and the Compensation Committee in January 2004 and he has also been a member of the Nominating and Governance Committee since it was formed in November 2003.

		Director
Name	Age	Since	Principal Occupation and Business Experience

Richard I. Galland	89	1992	Mr. Galland is an attorney. He was formerly the Chief Executive Officer and Chairman of the Board of Fina, Inc. and Of Counsel to the law firm of Jones, Day, Reavis & Pogue. Mr. Galland formerly served on the boards of directors, and as a member of the audit and compensation committees, of First RepublicBank Corporation, Texas Industries, Inc. and Associated Materials, Inc., each a NYSE listed company. He has been a director of the Company and a member of both the Audit and Compensation Committees since 1992, and he has also been a member of the Nominating and Governance Committee since it was formed in November 2003.
Michael W. Hewatt	55	2005	Mr. Hewatt is a certified public accountant and owner of Hewatt & Associates, CPAs, an auditing and tax services firm. He has worked for Hewatt & Associates or its predecessor firms since 1980. From 1971 to 1979, Mr. Hewatt worked in the tax and audit areas at Coopers & Lybrand (currently PricewaterhouseCoopers LLP) and was an audit manager for five years during this period. Mr. Hewatt is a member of the American Institute of Certified Public Accountants (“AICPA”), the AICPA’s peer review program, former member of the board of directors of the Texas Society of Certified Public Accountants and former President of the Texas Society of Certified Public Accountants — Fort Worth Chapter. Mr. Hewatt is a member of the Audit and Nominating and Governance Committees.
Donald J. Tomnitz	57	1995	Mr. Tomnitz is Vice Chairman, President and Chief Executive Officer of D.R. Horton. He was a Vice President in charge of various divisions of D.R. Horton from 1983 until he was elected Vice President — Western Region of D.R. Horton in August 1994. From July 1996 until November 1998, Mr. Tomnitz was President of D.R. Horton’s Homebuilding Division; in January 1998 he was elected an Executive Vice President of D.R. Horton; in November 1998 he was elected Vice Chairman and Chief Executive Officer of D.R. Horton; and in March 2000, he became President as well. Mr. Tomnitz previously was a Captain in the U.S. Army, a Vice President of RepublicBank Dallas, N.A., and a Vice President of Crow Development Company, a Trammell Crow company.
Bill W. Wheat	39	2003	Mr. Wheat is Executive Vice President and Chief Financial Officer of D.R. Horton, positions he has held since October 2003. Mr. Wheat had been Senior Vice President and Controller since 2000. From 1998 until 2000, Mr. Wheat was an Accounting Manager with the Company. From 1991 to 1998, Mr. Wheat held financial planning and assistant controller positions with The Bombay Company. Prior to 1991, Mr. Wheat was an auditor with Price Waterhouse LLP (currently PricewaterhouseCoopers LLP).

Retiring Director
      On November 17, 2005, Ms. Francine I. Neff, one of our eight directors, announced that she will retire from the Board of Directors effective immediately following conclusion of the 2006 Annual Meeting. Accordingly, Ms. Neff will not stand for re-election. Following her retirement, the Board of Directors will consist of seven members. In connection with Ms. Neff’s retirement from the Board, she will also simultaneously retire as a member of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee of the Board of Directors.
Other Executive Officers
      Samuel R. Fuller, age 62, is a Senior Executive Vice President of the Company. Mr. Fuller has been employed by D.R. Horton since 1992. In 1995, he was promoted to Controller. In 2000, Mr. Fuller was promoted to Executive Vice President and Chief Financial Officer, and in 2000 he was also appointed a director. In October 2003, Mr. Fuller was promoted to Senior Executive Vice President. He retired from the Board of Directors in November 2003.
      Stacey H. Dwyer, age 39, is an Executive Vice President and Treasurer of D.R. Horton and is in charge of investor relations for D.R. Horton. She has been an employee of D.R. Horton since 1991. She was promoted from Assistant Secretary to Assistant Vice President in 1998 and from Assistant Vice President to Executive Vice President in 2000. She also became Treasurer in October 2003. Prior to 1991, Ms. Dwyer was an auditor for Ernst & Young, LLP.
      Gordon D. Jones, age 46, is an Executive Vice President and is Chief Operating Officer — Central US Operations of the Company. Mr. Jones has more than 20 years of experience in the residential development and homebuilding industry. Prior to his current position, Mr. Jones was a Vice President of the Company and President of our South Region, positions he held from August 2001 to April 2005. Since 1988 when Mr. Jones joined the Company, he has held other significant managerial positions, including Manager — Land Acquisition in north Texas and Division President of the Dallas — Fort Worth north division.
      Thomas F. Noon, age 56, is an Executive Vice President and is Chief Operating Officer — Western US Operations of the Company. Mr. Noon has more than 30 years experience in the residential development and homebuilding industry. Prior to his current position, Mr. Noon was a Vice President of the Company and President of the California Region, positions he held beginning in 2001 to April 2005. From 1996 to 2001, Mr. Noon was the Region Manager of our former West Operating Region. Beginning in 1993, when he joined the Company, through 1996, Mr. Noon was the Division President of our San Diego division.
      George W. Seagraves, age 47, is an Executive Vice President and is Chief Operating Officer — Eastern US Operations of the Company. Mr. Seagraves has more than 20 years experience in the residential development and homebuilding industry and has worked for D.R. Horton for more than 20 years. Prior to his current position, Mr. Seagraves was a Vice President of the Company and President of our Northeast Region, positions he held from June 1999 to April 2005. From 1996 to 1999, Mr. Seagraves was the Region Manager of our former East Operating Region.
Corporate Governance Standards
      Our Board of Directors has adopted a number of standards to comply with requirements of the Sarbanes-Oxley Act of 2002, and the final rules of the NYSE and Securities and Exchange Commission (“SEC”) relating to Sarbanes-Oxley and other corporate governance matters. Our Board has adopted the D.R. Horton Corporate Governance Principles, which contain a number of corporate governance initiatives designed to comply with the NYSE Rules and the rules and regulations of the SEC (the “SEC Rules”)

relating to corporate governance. The significant corporate governance initiatives adopted by the Board of Directors are discussed below. The Corporate Governance Principles can be found under the Investor Relations and Corporate Governance links on our website at www.drhorton.com.

Director Independence
      Our Board of Directors is comprised of a majority of independent directors in accordance with the NYSE Rules. Our Board made the independence determination of its members based on the “Independence Standards” discussed below.
      Our Board has adopted a set of “Independence Standards,” consistent with the NYSE Rules, to aid it in determining whether a member of the Board is independent under the NYSE Rules. In accordance with these Independence Standards, a director must not have a direct or indirect material relationship with the Company or its management, other than as a director. The Independence Standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with the Company, its management or its independent auditor.
      The Independence Standards are contained in the Corporate Governance Principles set forth on our website under the Investor Relations and Corporate Governance links. These include the following:

•	A director who is an employee or whose immediate family member is an executive officer of D.R. Horton is not independent until three years after the end of such employment relationship.

•	A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from D.R. Horton, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in compensation. Compensation received by an immediate family member for service as a non-executive employee or non-member of senior management of D.R. Horton will not be considered in determining independence under this test.

•	A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of D.R. Horton is not independent until three years after the end of the affiliation or the employment or auditing relationship.

•	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of D.R. Horton’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

•	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, D.R. Horton for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.

•	If a director serves as an executive officer, director or trustee of a charitable or educational organization, and D.R. Horton’s contributions to the organization are less than $500,000, then the relationship will not be considered to be a material relationship that would impair a director’s independence.
For purposes of these Independence Standards, an “immediate family member” includes a director’s spouse, parents, children, siblings, mothers and fathers-in-laws, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than employees of D.R. Horton) who shares the director’s home.

Audit Committee Independence, Financial Literacy and Audit Committee Financial Expert
      In addition to being independent based on the Independence Standards, the NYSE Rules and related SEC Rules require that each member of an audit committee satisfy additional independence and financial literacy requirements, and at least one of these members must satisfy the additional requirement of having accounting or related financial management expertise. This additional requirement can be satisfied by the Board determining that at least one Audit Committee member is an “audit committee financial expert” within the meaning of the SEC Rules. Accordingly, the Corporate Governance Principles contain a set of standards that relate to audit committee independence, financial literacy and audit committee accounting and financial management expertise. Generally, the additional independence standard provides that (i) a member of the Audit Committee, or his or her immediate family members, are prohibited from receiving any direct or indirect compensation or fee from the Company or its affiliates, and (ii) he or she may not be an affiliated person of the Company or any of its subsidiaries. Generally, the financial literacy standard provides that the Board, in its business judgment, shall determine if each member is financially literate, taking into account factors such as the member’s education, experience and ability to read and understand financial statements of public companies. Also, audit committee financial experts must have five additional attributes, which are (i) an understanding of generally accepted accounting principles and financial statements, (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities, (iv) an understanding of internal controls and procedures for financial reporting and (v) an understanding of how audit committees function. All together, attributes (i) through (v) are referred to as the “Financial Expert Attributes.” The audit committee financial expert standards are set forth in the Corporate Governance Principles.

Board Determinations
      Based on the independence, financial literacy and financial expert standards discussed above, the Board has determined that Bradley S. Anderson, Michael R. Buchanan, Richard I. Galland and Michael W. Hewatt are (i) independent, for purposes of serving as independent members of the Board of Directors, the Compensation Committee and the Nominating and Governance Committees, (ii) independent, for purposes of serving as independent members on the Audit Committee, and (iii) financially literate, for purposes of serving on the Audit Committee. The Board has also determined, as set forth below, that Mr. Galland, Mr. Buchanan and Mr. Hewatt each have the Financial Expert Attributes listed above.
      Mr. Hewatt. Mr. Hewatt acquired the Financial Expert Attributes primarily through his more than 30 years of experience working as a certified public accountant for Coopers & Lybrand LLP and Hewatt & Associates, CPAs, and its predecessor firms. Mr. Hewatt’s experience as an auditor provided him active experience in conducting certified audits and reviewing financial statements. This active accounting experience further developed Mr. Hewatt’s understanding of generally accepted accounting principles and financial statements and his ability to assess the application of such principles in connection with accounting for estimates, accruals and reserves. Mr. Hewatt’s active status as a certified public accountant requires him to stay current on pronouncements and advisory notices issued by accounting, auditing and tax regulatory boards and organizations.
      During his career as a certified public accountant, Mr. Hewatt has served on various management teams directly responsible for designing and conducting testing procedures on financial statements for compliance with applicable controls and procedures, such as estimates, accruals and reserves, and evaluating related internal control structures. These types of compliance reviews were documented and evaluated and used in forming audit procedures. In connection with certain audits and compliance testing, Mr. Hewatt prepared and issued reports to boards of directors, whereby he gained understanding into the functioning of boards of directors and related committees. Mr. Hewatt has additional experience in providing management advisory services and providing tax advisory and tax preparation services, which has provided Mr. Hewatt with a strong background in the Internal Revenue Code and dealing with the Internal Revenue Service. Mr. Hewatt has worked with clients which include public and private companies, governmental organizations and non-profit organizations.
      Mr. Galland. Mr. Galland acquired the Financial Expert Attributes primarily through years of experience as president and chief executive officer of several companies where he actively supervised principal accounting officers and actively oversaw the preparation and evaluation of financial statements. Throughout Mr. Galland’s career, he has actively participated in numerous mergers and acquisitions where he was involved in evaluating balance sheets and determining appropriate estimates, accruals and reserves to record on the financial records of the acquiring company. Mr. Galland also has had extensive experience as a board member of two other public companies, where he also served as chair of their audit committees.
      Mr. Buchanan. Mr. Buchanan acquired the Financial Expert Attributes primarily through his experience as a commercial banker in the real estate and homebuilding sectors, including serving as head of Bank of America’s national real estate group. Mr. Buchanan’s responsibilities as a banker required him to analyze and evaluate financial statements in order to make credit and lending decisions. In this regard, he developed significant expertise in understanding the integrity of the financial information used to prepare financial statements and how such information should be used to analyze and evaluate a company’s financial condition and its ability to meet its debt obligations. As head of the national real estate group at Bank of America, Mr. Buchanan also actively supervised others in conducting financial statement and financial condition analysis and evaluation.
      As provided by the safe harbor contained in the SEC Rules, our audit committee financial experts will not be deemed “experts” for any purpose as a result of being so designated, such designation does not impose on such persons any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed on such persons as members of the Audit Committee or the Board of Directors in the absence of such designation, and such designation does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board of Directors.
      The Board also determined that Donald R. Horton, Donald J. Tomnitz and Bill W. Wheat are not independent members of the Board, because they currently are executive officers of, and employed by, the Company.

Code of Ethical Conduct for CEO, CFO and Senior Financial Officers
      In accordance with SEC Rules, the Audit Committee and the Board have adopted the Code of Ethical Conduct for the CEO, CFO and Senior Financial Officers. The Board believes that these individuals must set an exemplary standard of conduct for D.R. Horton, particularly in the areas of accounting, internal accounting control, auditing and finance. The ethics code sets forth ethical standards the designated officers must adhere to and other aspects of accounting, auditing and financial compliance. The full text of the Code of Ethical Conduct for CEO, CFO and Senior Financial Officers has been posted to the Company’s website, and can be found under the Investor Relations and Corporate Governance links.

Corporate Code of Business Conduct and Ethics
      The Board of Directors has adopted a Corporate Code of Business Conduct and Ethics for employees and directors of D.R. Horton in accordance with the NYSE Rules. The Board adopted the Code of Business Conduct and Ethics to provide guidance to the Board and management in areas of ethical business conduct and risk and provide guidance to employees and directors by helping them to recognize and deal with ethical issues including, but not limited to, (i) conflicts of interest, (ii) corporate opportunities, (iii) confidentiality, (iv) fair dealing, (v) protection of corporate assets, (vi) compliance with rules and regulations, including insider trading of securities, and (vii) confidential reporting of unethical behavior and hotline telephone numbers. The Corporate Code of Business Conduct and Ethics can be found on our website under the Investor Relations and Corporate Governance links.

Qualifications for Directors
      The Nominating and Governance Committee utilizes a variety of methods for identifying nominees for director, including considering potential director candidates who come to the committee’s attention through current officers, directors, professional search firms, stockholders or other persons. Mr. Hewatt, who was appointed a director in August 2005, was brought to the attention of the committee by an executive officer of the Company. Once a potential nominee has been identified, the Nominating and Governance Committee evaluates whether the nominee has the appropriate skills and characteristics required to become a director in light of the then current make-up of the Board of Directors. This assessment includes an evaluation of the nominee’s judgment and skills, such as depth of understanding of the Company’s industry, financial sophistication, leadership and objectivity, all in the context of the perceived needs of the Board of Directors at that point in time.
      In addition to the foregoing, the Company’s Corporate Governance Principles provide that each member of the Board of Directors should have the following minimum characteristics:

•	the highest personal and professional ethical standards, integrity and values;

•	a commitment to representing the long-term interests of the stockholders;

•	practical wisdom and mature judgment;

•	objective and inquisitive; and

•	prepared to offer his or her resignation in the event of any significant change in personal circumstances that could affect the discharge of his or her responsibilities as a director, including a change in his or her principal job responsibilities.
Ordinarily, directors who serve as CEOs or in equivalent positions for other companies should not serve on more than one other board of a public company in addition to the D.R. Horton Board, and other directors should not serve on more than two other boards of public companies in addition to the D.R. Horton Board. Because of the value the Board places on having directors who are knowledgeable about the Company and its operations, neither the Board nor the Nominating and Governance Committee believes that arbitrary term limits on directors’ service are appropriate.

Procedures for Nominating or Recommending for Nomination Candidates for Director
      Any stockholder may submit a nomination for director by following the procedures outlined in our Bylaws and described under Proposal One “Election of Directors” in this Proxy Statement. In addition, the Nominating and Governance Committee has adopted a policy permitting stockholders to recommend candidates for director for consideration by the committee, which will consider such candidates on the same basis as candidates identified through other means. Stockholders wishing to recommend candidates for election at the 2007 Annual Meeting must give notice to the Nominating and Governance Committee no more than 150 days and no less than 120 days prior to the anniversary date of this Proxy Statement. All director candidates shall, at a minimum, possess the qualifications for director discussed above. Each notice must set forth (1) the name and mailing address of such stockholder, (2) the number of shares beneficially owned by such stockholder, (3) the name, age, business address and residence address of each candidate, (4) the number of shares of Common Stock, if any, beneficially owned by each candidate, and (5) all other information relating to such person that is required to be disclosed in the solicitations for proxies for election of directors under the SEC Rules and NYSE Rules. The Nominating and Governance Committee may request additional information to assist in the evaluation of the candidacy of such person.

Committees of the Board
      In fiscal 2005, the Board of Directors adopted new revised Charters for each of the Compensation Committee and the Nominating and Governance Committee in compliance with the NYSE Rules and the SEC Rules. New rules in the area of stockholder nominations are being considered by the SEC, and if adopted, the Board will amend the Charter for the Nominating and Governance Committee accordingly.

Each of the Charters of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee is posted on the Company’s website, and can be found under the Investor Relations and Corporate Governance links.

Complaint Procedures For Accounting, Internal Control, Auditing and Financial Matters
      In accordance with SEC Rules, the Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal control, auditing or financial matters (collectively, “Accounting Matters”) and (ii) the confidential, anonymous submission by employees of concerns regarding questionable Accounting Matters. The Audit Committee oversees treatment of complaints and concerns in this area. The full text of the Complaint Procedure For Accounting, Internal Control, Auditing and Financial Matters has been posted to the Company’s website, and can be found under the Investor Relations and Corporate Governance links.

Executive Sessions of the Board of Directors
      In accordance with the NYSE Rules, the Board of Directors has held and will continue to hold regularly scheduled executive sessions of the non-management directors. Mr. Michael R. Buchanan, Chairperson of the Nominating and Governance Committee, presides at these independent sessions.

Communications with the Board of Directors
      You can communicate with any member of our Board of Directors by sending the communication to the Chairperson of the Nominating and Governance Committee, who also serves as the Presiding Director. Currently, Mr. Buchanan serves as Chairperson of the Nominating and Governance Committee. Send communications to: Presiding Director c/o Chief Legal Counsel, D.R. Horton, Inc., 301 Commerce Street, Suite 500, Fort Worth, Texas 76102. Our Chief Legal Counsel will review the communications and determine if such communications come within the purview of a Board committee or Board member(s). After such determination, these communications will be promptly forwarded to such Board member(s) or the Presiding Director as applicable. The Presiding Director reports on these communications to the Board on a quarterly basis. Further information may be obtained on our website at www.drhorton.com under the Investor Relations and Corporate Governance links.
PROPOSAL TWO
APPROVE THE D.R. HORTON, INC.
2006 STOCK INCENTIVE PLAN
General
      The Company is seeking stockholder approval of the D.R. Horton, Inc. 2006 Stock Incentive Plan (the “2006 Plan”). Our Board of Directors adopted the 2006 Plan on November 17, 2005, subject to stockholder approval. If approved, the 2006 Plan will replace the current D.R. Horton, Inc. 1991 Stock Incentive Plan, as amended (the “1991 Plan”), and no further awards will be made under the 1991 Plan.
      As of September 30, 2005, there were 1,706,629 shares of Common Stock available for future awards under the 1991 Plan. If our stockholders approve the 2006 Plan, the number of shares of Common Stock that will be available for issuance under the 2006 Plan will be 28,000,000 shares, plus any shares available for future awards under the 1991 Plan as of the date of the Annual Meeting, plus any additional shares subject to then outstanding awards under the 1991 Plan that cease to be subject to such awards after the date of the Annual Meeting other than by reason of exercise for, or settlement in, shares.
      We have developed our compensation policy with the goals of attracting, motivating and retaining experienced, qualified and productive personnel, rewarding superior performance and providing incentives that are based on our performance, as well as aligning the interests of our employees and stockholders. The 2006 Plan is designed to help us achieve these objectives by providing us the flexibility to grant stock options, stock appreciation rights, restricted stock and restricted stock units, any of which may be performance-based, as well as performance-based incentive bonuses (each, an “Award”).
      In addition to helping us achieve these objectives, our Board of Directors believes that the provisions of the 2006 Plan reflect the Company’s continued commitment to strong corporate governance practices in the interest of its stockholders in the following ways:

•	the 2006 Plan prohibits stock option repricing (or the cancellation and regrant of stock options at a lower exercise price) without stockholder approval, other than in connection with a change in the Company’s capitalization;

•	the 2006 Plan prohibits issuing stock options or stock appreciation rights with an exercise price below fair market value on the date of grant;

•	in order to account for the difference in the value of a grant of stock options or stock appreciation rights versus a grant of full value shares, the 2006 Plan provides a formula to determine the total number of shares of Common Stock available for future Awards; the availability will be reduced by one share for each one share issued in connection with a stock option or stock appreciation right and by 1.75 shares for each one share issued in connection with any other type of Award; and

•	to ensure that Awards are tied to performance or retention incentives, the 2006 Plan provides that:

•	all grants of restricted stock or restricted stock units that are tied to the achievement of performance goals must have a minimum vesting period of one year;

•	all grants of restricted stock or restricted stock units that are tied to continued employment or the passage of time must have a minimum vesting period of three years, although the restricted stock or restricted stock units may vest on a pro-rata basis over such time period; and

•	all grants of incentive bonuses that are to be settled in shares of Common Stock must have a minimum performance period of one year and those that are to be settled in cash must have a minimum performance period of one quarter.
      The number of shares subject to options outstanding under the 1991 Plan as of September 30, 2005 is 13,965,644 shares. These outstanding options have a weighted average exercise price of $11.55 and a weighted average remaining term of 6.0 years.
      The following summary description of the 2006 Plan is qualified in its entirety by reference to the full text of the 2006 Plan, which is attached to this Proxy Statement as Appendix “A”.
Shares Subject to the 2006 Plan
      The total number of shares of Common Stock available for grants of Awards under the 2006 Plan is 28,000,000, plus any shares of Common Stock available for future awards under the 1991 Plan as of the date of the Annual Meeting, which is estimated to be another 1,706,629 shares, and any additional shares subject to then outstanding awards under the 1991 Plan that cease to be subject to such awards after the date of the Annual Meeting other than by reason of exercise for, or settlement in, shares. The total number of shares of Common Stock available for future Awards will be reduced by one share for each one share issued in connection with an option or a stock appreciation right and by 1.75 shares for each one share issued in connection with any other type of Award.
      Shares of Common Stock subject to an Award that has been cancelled, expired, forfeited or otherwise not issued under the Award and shares subject to an Award settled in cash instead of shares will again become available for grants of Awards under the 2006 Plan. However, shares of Common Stock that are used to pay the exercise price of the Award or are delivered or withheld to pay withholding taxes or that were subject to a stock-settled stock appreciation right but not issued in such settlement will be counted against the total number of shares of Common Stock available for grants of Awards.

      The shares to be delivered under the 2006 Plan may consist of, in whole or in part, shares of Common Stock that are authorized but unissued or shares that were reacquired by the Company, whether on the open market or otherwise.
Administration
      The 2006 Plan will be administered by the Compensation Committee of the Board, or, if we do not have a Compensation Committee at any particular time, by the full Board (in either case, the “Administrator”). However, grants of Awards to nonemployee directors must be made by the Board. The Administrator may by resolution authorize one or more officers of the Company to grant Awards under the 2006 Plan, which shall be on the terms and within the limits provided in the authorizing resolution to the extent required by the Delaware General Corporation Law. No such officer shall designate himself or herself or any executive officer or director of the Company as a recipient of any Awards granted under authority delegated to such officer. The Administrator may also delegate aspects of the day-to-day administration of the 2006 Plan to one or more officers or employees of the Company or any of its subsidiaries or to one or more agents.
      The Administrator has the authority to interpret and administer the 2006 Plan in order to carry out the purposes of the 2006 Plan. The Administrator has the authority to determine those persons eligible to receive Awards and to establish and interpret the terms and conditions of any Awards. The Administrator may also make exceptions to the provisions of any Awards. All determinations of the Administrator are final and binding.
Eligibility
      Awards may be made to any current or prospective officer or employee of the Company or any of its subsidiaries (including to any director who is also an employee), as well as to nonemployee directors and certain consultants or advisors to the Company or any of its subsidiaries. As of September 30, 2005, there were approximately 9,000 officers and employees of the Company and its subsidiaries eligible to participate in the 2006 Plan. The number of eligible participants is expected to increase over time based upon future growth of the Company.
Types of Awards
      The 2006 Plan provides for grants of stock options, stock appreciation rights, restricted stock and restricted stock units, any of which may be performance-based, and performance-based incentive bonuses, whether granted singly or in combination, pursuant to which shares of Common Stock, cash or a combination thereof may be delivered to the Award recipient.
      Options. An option is the right to purchase shares of Common Stock at a future date at a specified exercise price. The Administrator may grant both nonqualified stock options and incentive stock options under the 2006 Plan, although incentive stock options may only be granted to employees of the Company or any of its subsidiaries. The per share exercise price will be determined by the Administrator, but must be at least equal to the fair market value of the underlying shares of Common Stock on the date of grant. The Administrator determines the date after which options may be exercised in whole or in part and the expiration date of each option, which cannot be more than ten years from the date of grant. However, in the case of an incentive stock option granted to a participant who holds more than 10% of the voting power of the Company, the exercise price must be at least 110% of the fair market value of the underlying shares of Common Stock on the date of grant and the expiration date cannot be more than five years from the date of grant. The exercise price of an option may be paid in shares of Common Stock, cash or a combination thereof, as determined by the Administrator, including an irrevocable commitment by a broker to pay the exercise price from the proceeds of a sale of shares issuable under the option, the delivery of previously owned shares or withholding of shares deliverable upon exercise. Options cannot be repriced (or cancelled and regranted at a lower exercise price) without stockholder approval, other than in connection with a change in the Company’s capitalization as described below in “Change in Capitalization.”
      Stock Appreciation Rights. A stock appreciation right is a contractual right granted to the participant to receive, in cash, shares of Common Stock or a combination thereof, an amount equal to the appreciation of one share of Common Stock from the date of grant. Stock appreciation rights may be granted as freestanding Awards, or in tandem with other types of Awards. Unless otherwise determined by the Administrator, if a stock appreciation right is granted in tandem with another Award, the exercise price, vesting, exercisability, forfeiture and termination provisions applicable to the stock appreciation right will be identical to the exercise price, vesting, exercisability, forfeiture and termination provisions applicable to the other Award. All freestanding stock appreciation rights will be granted subject to the same terms and conditions applicable to options, as described above.
      Restricted Stock and Restricted Stock Units. A restricted stock award involves an immediate transfer of ownership of a fixed number of shares of Common Stock to the participant, although the shares are subject to a risk of forfeiture or to other conditions or restrictions during specified periods of time. The participant is immediately entitled to voting, dividend and other ownership rights in such shares. A restricted stock unit is an award denominated in units of shares of Common Stock that is subject to such terms and conditions as the Administrator deems appropriate. For each restricted stock unit, a participant will be entitled to receive (assuming all terms and conditions are met) either shares of Common Stock or a cash amount calculated with reference to the value of a share of Common Stock. If the vesting schedule of restricted stock or restricted stock units is based on performance criteria, the performance period must be at least one year, whereas if the vesting schedule is based upon continued employment and/or the passage of time, the vesting period must be at least three years, although pro-rata vesting during that time period is permitted (thus, for example, the Administrator could provide that an Award of restricted stock will vest in three equal installments on the first, second and third anniversaries of the date of grant). The Administrator may include provisions in the Award agreement that accelerate the vesting of restricted stock or restricted stock units in the event of a participant’s death, disability, retirement or in connection with a change of control of the Company. Additionally, the Administrator has discretion not to impose vesting restrictions on Awards issued in payment or settlement of compensation that has already been earned by the participant. The Administrator also has discretion to reduce the number of shares of Common Stock granted, issued, retained or vested under an Award of restricted stock or restricted stock units to the extent provided in the Award agreement.
      Incentive Bonuses. An incentive bonus is a bonus opportunity to earn a right to a future payment based on the satisfaction of performance criteria established by the Administrator and included in the Award agreement. If an incentive bonus is to be paid in shares of Common Stock, the performance period must be at least one year, whereas if an incentive bonus is to be paid in cash, the performance period must be at least one calendar quarter. The Administrator has discretion to reduce the amount paid under an incentive bonus to the extent provided in the Award agreement.
Substitute Awards
      If the Company or any of its subsidiaries acquires or merges or combines with another entity, the Company may grant Awards in assumption of, or in substitution or exchange for, awards previously granted or promised (“Substitute Awards”). Substitute Awards will not reduce the number of shares of Common Stock authorized for issuance under the 2006 Plan or authorized for grant to a participant in any calendar year. The exercise price of a Substitute Award may be less than the fair market value of the underlying shares of Common Stock on the date of grant if the exercise price is based on a formula contained in the original option agreement or the purchase or merger agreement. The Administrator may provide for the vesting of a Substitute Award sooner than required for other Awards. In addition, if the entity acquired by the Company or any of its subsidiaries or with which the Company or any of its subsidiaries merges or combines has shares available under a pre-existing plan approved by its stockholders, the Company may grant awards to individuals who were employees, directors, consultants or advisors of the other entity under such other entity’s pre-existing plan and such grants of awards will not reduce the amount of shares of Common Stock available for issuance under the 2006 Plan.
Qualifying Performance-Based Compensation
      The Administrator may establish performance criteria and levels of achievement versus such criteria that will determine the number of shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award. The criteria may be based on qualifying performance criteria (described below) or other standards of financial performance or personal performance evaluations. In addition, if the measure for the Award is one or more of the qualifying performance criteria, the Administrator may specify that all or a portion of the Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code limits the Company’s federal income tax deduction for compensation paid to any of the executive officers named in the Summary Compensation Table. The limit is $1,000,000 per officer per year, with certain exceptions. However, the deductibility limit does not apply to “performance-based compensation” if the qualifying performance criteria are approved in advance by the Company’s stockholders. Stockholder approval of this proposal will constitute stockholder approval of the qualifying performance criteria for purposes of Section 162(m) of the Code.
      For this purpose, the “qualifying performance criteria” will be any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either quarterly, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator:

•	cash flow (before or after dividends);

•	earnings per share (including earnings before interest, taxes, depreciation and amortization);

•	stock price;

•	return on equity;

•	stockholder return or total stockholder return;

•	return on capital (including return on total capital or return on invested capital);

•	return on investment;

•	return on assets or net assets;

•	market capitalization;

•	economic value added;

•	debt leverage (debt to capital);

•	revenue;

•	sales or net sales;

•	backlog;

•	income, pre-tax income or net income;

•	operating income or pre-tax profit;

•	operating profit, net operating profit or economic profit;

•	gross margin, operating margin or profit margin;

•	return on operating revenue or return on operating assets;

•	cash from operations;

•	operating ratio;

•	operating revenue;

•	market share improvement;

•	general and administrative expenses; or

•	customer service.
To the extent consistent with Section 162(m) of the Code, the Administrator may appropriately adjust any evaluation of performance under qualifying performance criteria to exclude any of the following events that occurs during a performance period:

•	asset write-downs;

•	litigation, claims, judgments or settlements;

•	the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results;

•	accruals for reorganization and restructuring programs; and

•	any extraordinary, unusual, non-recurring or non-comparable items

•	as described in Accounting Principles Board Opinion No. 30;

•	as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s periodic reports filed with the SEC; or

•	publicly announced by the Company in a press release or conference call relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period.
      The Administrator must certify the extent to which any qualifying performance criteria have been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance criteria, the number of shares issued under or the amount paid under an Award may, to the extent specified in the Award agreement, be reduced by the Administrator on the basis of such further considerations as the Administrator in its sole discretion may determine.
Limitations of Awards
      The 2006 Plan includes the following limitations on the number of shares of Common Stock underlying Awards that can be granted to any one participant:

•	participants may not receive Awards with respect to more than 500,000 shares of Common Stock during any calendar year, which limitation does not include any shares underlying a tandem stock appreciation right;

•	participants may not receive an incentive bonus payment that is intended to satisfy the requirements of “performance-based compensation” under Section 162(m) of the Code that exceeds 2% of the Company’s consolidated pre-tax income for such performance period;

•	nonemployee directors may not receive Awards with respect to more than 10,000 shares of Common Stock during any calendar year, which limit will not include any shares underlying tandem stock appreciation rights; and

•	consultants or advisors may not receive Awards with respect to more than 300,000 shares of Common Stock during the life of the Plan.
      Awards may not be granted under the 2006 Plan after the tenth anniversary of the date of stockholder approval.
Transferability Restrictions
      Except as otherwise permitted by the Administrator, participants generally may not sell, transfer, pledge, assign or otherwise alienate or hypothecate Awards granted under the 2006 Plan other than by will or the laws of descent and distribution, and each option and stock appreciation right is generally exercisable only by a participant during his or her lifetime.
Termination of Employment
      The Administrator will determine and include in the Award agreement the terms and conditions applicable to an Award following a participant’s termination of employment with the Company or any of its subsidiaries.
Change in Capitalization
      The Administrator has discretion to adjust the number and kind of shares available for issuance under the 2006 Plan and the number and kind of shares subject to the limitations described above in “Limitations of Awards” in the event of a reorganization, reclassification, combination or exchange of shares, repurchase of shares, stock split, reverse stock split, spin-off, dividend or other distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of the Company outstanding. The Administrator may also adjust the exercise price, number or kind of shares subject to individual Awards and other terms to reflect the foregoing events.
      In the event of a change in capitalization caused by a change of control, merger, consolidation or otherwise, the Administrator has discretion to determine the appropriate adjustment, if any, to be effected. For example, the Administrator has discretion to (i) provide for the assumption or substitution of, or adjustment to, each outstanding Award, (ii) accelerate the vesting of, or termination of any restrictions on, outstanding Awards, (iii) provide for cancellation of accelerated Awards that are not exercised within a time period prescribed by the Administrator or (iv) provide for the cancellation of outstanding Awards in exchange for a cash payment to the holders of such Awards.
      No fractional shares will be issued in connection with a change in capitalization. Instead, the number of shares of Common Stock subject to an Award will be rounded down to the next lowest whole share.
Amendment to or Termination of the 2006 Plan
      The Board or Compensation Committee may amend, alter or discontinue the 2006 Plan, and the Administrator may amend or alter any Award agreement. However, other than in connection with a change in the Company’s capitalization as described above in “Change in Capitalization,” no amendment may be made without stockholder approval if such amendment would:

•	increase the maximum number of shares of Common Stock for which Awards may be granted under the 2006 Plan;

•	reduce the exercise price of future issuances of options or stock appreciation rights to below the fair market value of a share of Common Stock on the date of grant;

•	reduce the exercise price of outstanding options or stock appreciation rights;

•	extend the term of the 2006 Plan;

•	change the class of persons eligible to be participants in the 2006 Plan;

•	otherwise amend the 2006 Plan in any way that would require stockholder approval by law or under the NYSE listing requirements; or

•	increase the limitations for non-employee directors and those applicable to any one participant in a calendar year described in “Limitations of Awards.”
New Plan Benefits; Stock Price
      As of the date of this proxy statement, no Awards have been made under the 2006 Plan. The benefits that will be awarded or paid under the 2006 Plan are not currently determinable. In addition, the benefits that would have been awarded or paid under the 2006 Plan had it been effective during fiscal 2005 are not determinable. During fiscal 2005, only 30,000 option awards were made under the 1991 Plan. Two employees received 10,000 options each at an exercise price of $36.92 per share and Mr. Hewatt was granted 10,000 options at an exercise price of $36.92 per share when he joined the Board as a director in August 2005. As of November 15, 2005, the closing price for our Common Stock quoted on the NYSE was $32.31 per share.
Accounting Treatment
      In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123(R)”). SFAS 123(R) requires that companies measure and recognize compensation expense at an amount equal to the fair value of share-based payments granted under compensation arrangements. SFAS 123(R) became effective for the Company beginning in the first quarter of fiscal 2006. The Company has evaluated the impact of the adoption of SFAS 123(R), and has determined that it will not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.
U.S. Federal Tax Consequences
      The following is only a summary of the consequences of U.S. federal income taxation to the participant and the Company with respect to the grant and exercise of Awards under the 2006 Plan. The summary is not complete, does not discuss the income tax laws of any state or foreign country in which a participant may reside, and is subject to change. Participants in the 2006 Plan should consult their own tax advisors regarding the specific tax consequences to them of participating in and receiving Awards under the 2006 Plan.
      Nonqualified Stock Options and Stock Appreciation Rights. Generally, a participant will not recognize income upon the grant of a nonqualified stock option or a stock appreciation right; instead, the holder of a nonqualified stock option or a stock appreciation right will recognize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the Common Stock at the time of exercise over the exercise price. Upon a subsequent sale of the shares of Common Stock received upon exercise, the difference between the net proceeds of sale and the fair market value of the shares on the date of exercise will generally be taxed as capital gain or loss (long-term or short-term, depending on the holding period).
      Incentive Stock Options. A participant will not recognize income upon the grant of an incentive stock option. In addition, a participant will not recognize income upon the exercise of an incentive stock option if the participant satisfies certain employment and holding period requirements. To satisfy the employment requirement, a participant must exercise the option not later than three months after he or she ceases to be an employee of the Company or any of its subsidiaries (or later than one year if he or she is disabled), unless he or she has died. To satisfy the holding period requirement, a participant must hold the stock acquired upon exercise of the incentive stock option more than two years from the date of grant of the stock option and more than one year after the transfer of the shares of Common Stock to him or her. If these requirements are satisfied, on the sale of such stock, the participant will be taxed on any gain, measured by the difference between the option price and the net proceeds of sale, generally at long-term capital gains rates.

      If shares of Common Stock acquired upon the timely exercise of an incentive stock option are sold, exchanged, or otherwise disposed of without satisfying the holding period requirement (a “disqualifying disposition”), the participant will, in the usual case, recognize (i) capital gain in an amount equal to the excess, if any, of the sales price over the fair market value of the shares on the date of exercise; (ii) ordinary income in an amount equal to the excess, if any, of the lesser of the sales price or the fair market value of the shares on the date of exercise over the option price of the option; and (iii) capital loss equal to the excess, if any, of the option price over the sales price.
      Individuals are subject to an “alternative minimum tax” based upon an expanded tax base to the extent such tax exceeds the regular tax liability. The amount by which the fair market value of the shares acquired upon exercise of an incentive stock option exceeds the option price will be included as a positive adjustment in the calculation of the employee’s “alternative minimum taxable income” in the year of exercise. The “alternative minimum tax” imposed on individual taxpayers is generally equal to the amount by which a specified percentage of the individual’s alternative minimum taxable income (reduced by certain exemption amounts) exceeds his or her regular income tax liability for the year.
      Stock options otherwise qualifying as incentive stock options will be treated as nonqualified stock options to the extent that the aggregate fair market value of stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under all of the Company’s plans and any of its subsidiaries’ plans) exceeds $100,000 based on the fair market value of the stock at the date of grant.
      Restricted Stock. A participant will not recognize income upon the grant of restricted stock. If the participant makes an election under Section 83(b) Code within 30 days after receiving the shares of restricted stock, however, he or she will recognize ordinary income in the year of receipt in an amount equal to the excess of the fair market value of such shares (determined without regard to the restrictions imposed by the 2006 Plan) at the time of transfer over any amount paid by the participant therefor. Then, upon the sale of such stock, the difference between the fair market value at the time of transfer and the net proceeds of sale will generally be taxed as capital gain or loss (long-term or short-term, depending on the holding period). If a participant makes a Section 83(b) election with respect to shares of Common Stock that are subsequently forfeited, he or she will not be entitled to deduct any amount previously included in income by reason of such election. If a participant does not make a Section 83(b) election, the participant will recognize ordinary income in the year or years in which the award of restricted stock vests and the restrictions imposed by the 2006 Plan on the Award terminate in an amount equal to the excess, if any, of the fair market value of such shares on the date the restrictions expire or are removed over any amount paid by the participant. If a Section 83(b) election has not been made, any dividends received with respect to shares of Common Stock subject to restrictions will be treated as additional compensation income and not as dividend income.
      Restricted Stock Units. A participant generally will not recognize income upon the grant of an Award of restricted stock units. The participant will recognize ordinary income in the year or years in which the restricted stock units vest and the restrictions imposed by the 2006 Plan on the Award terminate in an amount equal to the excess, if any, of the fair market value of the shares of Common Stock on the date the restrictions expire or are removed over any amount paid by the participant for such shares.
      Incentive Bonuses. A participant generally will not recognize income upon the grant of an Award of an incentive bonus. The participant will recognize ordinary income in the year of settlement in an amount equal to the cash received and the fair market value of any shares of Common Stock received.
      Withholding Taxes. Generally, the Company will be required to withhold applicable taxes with respect to any ordinary income recognized by a participant in connection with Awards granted under the 2006 Plan. The Administrator may permit a participant to pay withholding taxes through the mandatory or elective sale of shares of Common Stock, by electing to have the Company withhold a portion of the shares that would otherwise be issued upon exercise of an Award or by tendering shares already owned by the participant.

      General Matters. The maximum statutory tax rate applicable to ordinary income is generally 35%, while the maximum statutory tax rate applicable to net capital gains is generally 15%.
      Awards of restricted stock units or incentive bonuses under the 2006 Plan may, in some cases, result in the deferral of compensation that is subject to the requirements of Section 409A of the Code. To date, the U.S. Treasury Department and Internal Revenue Service have issued only preliminary guidance regarding the impact of Section 409A on the taxation of these types of Awards. Generally, to the extent that deferrals of these Awards fail to meet certain requirements under Section 409A, the Awards will be subject to immediate taxation and tax penalties in the year they vest unless the requirements of Section 409A are satisfied. It is the intent of the Company that Awards under the 2006 Plan will be structured and administered in a manner that complies with the requirements of Section 409A.
      The Company will generally be entitled to a tax deduction corresponding in amount and time to the participant’s recognition of ordinary income in the circumstances described above, provided, among other things, that such deduction meets the test of reasonableness and is an ordinary and necessary business expense. However, in connection with a change in control of the Company, and depending upon the terms and conditions of an awards granted under the 2006 Plan and upon the individual circumstances of the participants, certain amounts with respect to awards granted under the 2006 Plan may constitute “excess parachute payments” under the “golden parachute” provisions of Section 280G the Code. Under these provisions, a participant will be subject to a 20% excise tax on any “excess parachute payment” and the Company will be denied any deduction with respect to such payment. In addition, as described above, in certain instances as a result of the application of Section 162(m) of the Code, the Company may be denied a compensation deduction for awards granted to certain officers that do not qualify as “performance-based compensation” to the extent their aggregate compensation exceeds $1,000,000 in a given year.
Securities Authorized for Issuance Under Equity Compensation Plans
      The following table summarizes our equity compensation under all of our equity compensation plans as of September 30, 2005:

(c)
	(a)			Number of Securities
	Number of Shares to		(b)	Remaining Available for
	be Issued Upon		Weighted-Average	Future Issuance Under Equity
	Exercise of		Exercise Price of	Compensation Plans
	Outstanding Options,		Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights		Warrants and Rights	Reflected in Column (a))

Equity compensation plans approved by stockholders	13,965,644	(1)	$11.55	6,262,847	(2)
Equity compensation plans not approved by stockholders	—		n/a	—
Total	13,965,644	(1)	$11.55	6,262,847	(2)

(1)	Includes 9,503 remaining shares reserved for issuance under outstanding stock options granted under the Continental Homes stock incentive plans, which we assumed in connection in the 1998 merger.

(2)	Includes 1,706,629 shares available for future issuance under the 1991 Plan and 4,556,218 shares reserved for future issuance under the Company’s 1999 Employee Stock Purchase Plan (the “1999 ESPP”), a tax qualified employee purchase plan. Under the 1999 ESPP, employees of the Company purchased 95,669 shares of common stock in fiscal 2005. Directors, executive officers and other key employees of the Company are prohibited from participating in the 1999 ESPP.

Securities Registration
      We intend to register the shares of Common Stock available for issuance under the 2006 Plan under a Registration Statement on Form S-8 to be filed with the SEC upon approval of the 2006 Plan by our stockholders.
      THE BOARD OF DIRECTORS HAS APPROVED PROPOSAL TWO TO ADOPT THE D.R. HORTON, INC. 2006 STOCK INCENTIVE PLAN AS ATTACHED AS APPENDIX “A” AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ADOPTION OF THE PROPOSAL.

PROPOSAL THREE
APPROVE AN AMENDMENT TO THE D.R. HORTON, INC. CHARTER
INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
      The Amended and Restated Certificate of Incorporation, as amended, of D.R. Horton (the “Certificate”) presently authorizes the issuance of 400 million shares of Common Stock, par value $.01 per share and 30 million shares of Preferred Stock, par value $.10 per share. On November 15, 2005, 312,992,998 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were issued and outstanding. On that date, 20,228,491 shares of Common Stock were reserved for issuance pursuant to the D.R. Horton, Inc. 1991 Stock Incentive Plan, the D.R. Horton, Inc. Stock Tenure Plan, the Continental Homes Holding Corp. 1986 and 1988 Stock Incentive Plans and the D.R. Horton, Inc. Employee Stock Purchase Plan (collectively, the “Stock Plans”). In addition, 22.5 million shares of Common Stock have been reserved for issuance from time to time in acquisitions pursuant to an effective SEC registration statement. Accordingly, of the 400 million shares of Common Stock currently authorized, D.R. Horton has approximately 355,721,000 shares of Common Stock issued and outstanding or reserved for issuance pursuant to the Stock Plans and acquisition registration statement. Further, up to $3.0 billion of D.R. Horton debt securities, Preferred Stock or Common Stock may also be offered from time to time pursuant to an effective SEC registration statement. The proposed amendment to the Certificate would increase the number of authorized shares of Common Stock from 400 million to one billion. If additional shares of Common Stock are issued, it may have a dilutive effect on earnings per share. In addition, the issuance of additional shares may have a dilutive effect on the voting power of the current stockholders because such stockholders do not have preemptive rights with respect to the issuance of additional shares of Common Stock, including the shares of Common Stock to be authorized by the proposed amendment to the Certificate. The full text of the proposed amendment to the Certificate is set forth in Appendix “B” to this Proxy Statement.
      The purpose of the proposed amendment to the Certificate is to ensure that D.R. Horton has adequate authorized shares of Common Stock available from time to time if needed for such corporate purposes as may be deemed appropriate by the Board of Directors. These corporate purposes might include stock splits, stock dividends, public or private stock offerings, acquisitions and other corporate purposes. Although we have no specific plans or commitments for the issuance of the additional shares of Common Stock for which authorization is solicited, the Board of Directors believes that it would be desirable for the D.R. Horton stockholders to authorize such additional shares at this time so that we may meet possible future requirements without delay.
      If the proposed amendment to the Certificate is adopted, the additional authorized shares of Common Stock could be issued at the discretion of the Board of Directors for any corporate purpose without further action by D.R. Horton stockholders, except as required by applicable laws or regulations, or the rules of the NYSE. While in certain instances an issuance of additional shares could have the effect of rendering a hostile attempt to acquire D.R. Horton more difficult, the Board of Directors is not aware of any circumstance potentially having such an anti-takeover effect.
      Approval of the proposed amendment to the Certificate requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock. The amendment to the Certificate will become effective on the date the amendment is filed with the Secretary of State of the State of Delaware. It is anticipated that the appropriate filing to effect the share increase will be made as soon as practicable following approval of this proposal.
THE BOARD OF DIRECTORS HAS APPROVED PROPOSAL THREE TO AMEND THE D.R. HORTON, INC. CHARTER TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 400 MILLION TO 1 BILLION AND RECOMMENDS VOTING “FOR” ADOPTION OF PROPOSAL THREE.

BENEFICIAL OWNERSHIP OF COMMON STOCK
Management
      The following table shows the beneficial ownership of the Common Stock of D.R. Horton as of November 15, 2005 by (i) all D.R. Horton directors and director nominees, (ii) all D.R. Horton executive officers, and (iii) all D.R. Horton directors and executive officers as a group. Unless stated otherwise, the shares are owned directly and the named beneficial owners possess sole voting and investment power with respect to the shares set forth in the table.

	Amount and Nature of
	Common Stock
	Beneficially Owned(1)

	Number of Shares		Percent of
Name of Beneficial Owner	Beneficially Owned		Class(2)

Donald R. Horton†	26,985,850	(3)	8.62%
Bradley S. Anderson	32,823		*
Michael R. Buchanan	8,000		*
Stacey H. Dwyer	163,562		*
Samuel R. Fuller	50,871	(4)	*
Richard I. Galland	37,099		*
Michael W. Hewatt	-0-		*
Gordon D. Jones†	201,007		*
Francine I. Neff	17,464		*
Thomas F. Noon†	328,924		*
George W. Seagraves†	105,841		*
Donald J. Tomnitz†	1,376,405	(5)	*
Bill W. Wheat	63,600	(6)	*
All directors and executive officers as a group (13 persons)	29,371,446		9.33%

*	Less than 1%.

†	A named executive officer.

(1)	Beneficial ownership includes the following shares which the listed executive officer and/or director could acquire by exercising stock options on, or within 60 days after, November 15, 2005: Mr. Horton — 146,666, Mr. Anderson — 21,503, Mr. Buchanan — 8,000, Ms. Dwyer — 133,417, Mr. Fuller — 23,733, Mr. Galland — 30,151, Mr. Jones — 171,531, Ms. Neff — 4,000, Mr. Noon — 235,746, Mr. Seagraves — 98,515, Mr. Tomnitz — 779,141 and Mr. Wheat — 58,688. These options represent an aggregate of 1,711,091 shares.

(2)	The percentages are calculated based on 312,992,998 issued and outstanding shares on November 15, 2005. For each person, separately, his or her percentage was calculated by including his or her options set forth in footnote (1) in both the numerator and denominator, and for the group, the percentage was calculated by including the 1,711,091 options set forth in footnote (1) in both the numerator and denominator.

(3)	These shares do not include (i) 2,048,341 shares directly owned by Donald Ryan Horton, an adult son of Mr. Horton, and 868,544 shares directly owned by Douglas Reagan Horton, another adult son of Mr. Horton, (ii) 3,539,384 shares held by the Douglas Reagan Horton Trust, (iii) 2,359,589 shares held by the Donald Ryan Horton Trust, (iv) 1,368,005 shares held by the Martha Elizabeth Horton Trust, and (v) 1,499,984 shares held by the Donald Ray Horton Trust. Mr. Horton disclaims any beneficial interest in these shares. These trusts were established by Mr. Horton and his wife for the benefit of their descendants. Terrill J. Horton serves as the sole trustee of these trusts. Terrill J. Horton is a retired director of the Company and the brother of Donald R. Horton. Donald R. Horton’s address is D.R. Horton, Inc., D.R. Horton Tower, 301 Commerce Street, Suite 500, Fort Worth, Texas 76102.

(4)	These shares do not include 4,000 shares owned by an IRA for the benefit of Mr. Fuller’s spouse. Mr. Fuller disclaims any beneficial interest in these shares.

(5)	These shares do not include 20,568 shares owned by an IRA for the benefit of Mr. Tomnitz’s spouse. Mr. Tomnitz disclaims any beneficial interest in these shares.

(6)	These shares do not include 116 shares owned by an IRA for the benefit of Mr. Wheat’s spouse and 332 shares held in trust for the benefit of Mr. Wheat’s child. Mr. Wheat disclaims any beneficial interest in these shares.
Certain Other Beneficial Owners
      Based on filings under the Securities Exchange Act of 1934, as amended, available as of November 15, 2005, the only other known beneficial owner of more than 5% of D.R. Horton Common Stock was the following:

	Shares Beneficially
	Owned(1)

Name and Address of Beneficial Owner	Number	Percent

FMR Corp.	39,030,148	12.5%
82 Devonshire Street
Boston, Massachusetts 02109

(1)	Based solely upon information contained in the most recently filed Schedule 13G/ A of FMR Corp., filed with the SEC on February 14, 2005, reflecting beneficial ownership as of December 31, 2004, as adjusted to reflect the four-for-three stock split (paid as a 33.33% stock dividend) in March 2005. According to this Schedule 13G/ A, FMR Corp. had sole voting power for 3,143,012 of these shares, no shared voting power, sole dispositive power for 39,030,148 of these shares and no shared dispositive power.

EXECUTIVE COMPENSATION
      The following tables show, with respect to the Chief Executive Officer and the other named executive officers of D.R. Horton, all plan and non-plan compensation awarded, earned or paid for all services rendered in all capacities to D.R. Horton during the periods indicated.
Summary Compensation Table

					Long Term Compensation

					Awards		Payouts

		Annual Compensation				Shares
					Restricted	Underlying
Name and	Fiscal			Other Annual	Stock	Options/	LTIP	All Other
Principal Position	Year	Salary	Bonus	Compensation	Awards	SARs	Payouts	Compensation

Donald R. Horton	2005	$400,000	$12,824,804	$—	—	—	—	$71,139	(1)
Chairman and Director	2004	400,000	8,320,134	—	—	100,000	—	65,122	(2)
	2003	400,000	5,499,123	—	—	—	—	63,253	(3)
Donald J. Tomnitz	2005	$300,000	$12,824,804	$—	—	—	—	$54,511	(1)
Vice Chairman, President,	2004	300,000	8,320,134	—	—	70,000	—	50,095	(2)
CEO and Director	2003	300,000	5,499,123	—	—	—	—	48,660	(3)
Thomas F. Noon	2005	$175,000	$3,818,218	$—	—	—	—	$35,107	(1)
Executive Vice President and
COO — Western US Operations(4)
Gordon D. Jones	2005	$175,000	$2,628,691	$—	—	—	—	$30,447	(1)
Executive Vice President and
COO — Central US Operations(4)
George W. Seagraves	2005	$175,000	$958,317	$—	—	—	—	$33,659	(1)
Executive Vice President
COO — Eastern US Operations(4)

(1)	These amounts represent (a) credits made by D.R. Horton of $40,000, $30,000, $17,500, $17,500 and $17,500 to the respective accounts of Messrs. Horton, Tomnitz, Noon, Jones and Seagraves under the Supplemental Executive Retirement Plan 2 (“SERP 2”), (b) the above-market portion of earnings of $23,639, $17,011, $11,307, $6,647 and $9,859 to the respective accounts of Messrs. Horton, Tomnitz, Noon, Jones and Seagraves under SERP 2, (c) matching contributions by D.R. Horton of $6,300 to the accounts of Messrs. Horton, Tomnitz, Noon, Jones and Seagraves under the D.R. Horton, Inc. Profit Sharing Plus Plan (the “401(k) Plan”), and (d) the individual participant’s portion of group health plan premiums of $1,200 paid by D.R. Horton for the benefit of each of Messrs. Horton and Tomnitz.

(2)	These amounts represent (a) credits made by D.R. Horton of $40,000 and $30,000 to the respective accounts of Messrs. Horton and Tomnitz under SERP 2, (b) the above-market portion of earnings of $17,772 and $12,745 to the respective accounts of Messrs. Horton and Tomnitz under SERP 2, (c) matching contributions by D.R. Horton of $6,150 to the accounts of Messrs. Horton and Tomnitz under the 401(k) Plan, and (d) the individual participant’s portion of group health plan premiums of $1,200 paid by D.R. Horton for the benefit of each of Messrs. Horton and Tomnitz.

(3)	These amounts represent (a) credits made by D.R. Horton of $40,000 and $30,000 to the respective accounts of Messrs. Horton and Tomnitz under SERP 2, (b) the above-market portion of earnings of $16,053 and $11,460 to the respective accounts of Messrs. Horton and Tomnitz under SERP 2, (c) matching contributions by D.R. Horton of $6,000 to the accounts of Messrs. Horton and Tomnitz under the 401(k) Plan, and (d) the individual participant’s portion of group health plan premiums of $1,200 paid by D.R. Horton for the benefit of each of Messrs. Horton and Tomnitz.

(4)	Messrs. Noon, Jones and Seagraves each became an executive officer of D.R. Horton in April 2005. Therefore, for each of these executive officers, compensation only for fiscal year 2005 is reported.
      During our fiscal year ended September 30, 2005, none of the named executive officers were granted options to purchase D.R. Horton securities.

Aggregated Option/SAR Exercises In Last Fiscal Year and
Fiscal Year-End Option/SAR Values

				Value of Unexercised
			Number of Securities	In-the-Money
			Underlying Unexercised	Options/SARs at
	Shares		Options/SARs at Fiscal Year-End	Fiscal Year-End(2)
	Acquired on	Value
Name	Exercise (#)	Realized(1)	Exercisable(E)/Unexercisable(U)	Exercisable(E)/Unexercisable(U)

Donald R. Horton Common Stock	—	—	146,666(E)/186,667(U)	$ 3,422,257(E)/$3,581,022(U)
Donald J. Tomnitz Common Stock	189,297	$5,057,761	745,841(E)/325,491(U)	$22,784,960(E)/$8,598,734(U)
Thomas F. Noon Common Stock	45,079	$1,262,203	237,706(E)/172,966(U)	$ 7,305,118(E)/$4,276,322(U)
Gordon D. Jones Common Stock	20,780	$686,117	157,611(E)/212,927(U)	$ 4,725,281(E)/$5,562,330(U)
George W. Seagraves Common Stock	4,800	$115,390	90,881(E)/181,618(U)	$ 2,739,565(E)/$4,989,586(U)

(1)	Based upon the difference between the exercise price of the options and the market prices of our Common Stock on the dates on which the stock options were exercised.

(2)	Based upon the difference between the exercise price of the options and the closing price of our Common Stock on September 30, 2005.
Compensation of Directors
      During fiscal year 2005, D.R. Horton paid directors fees only to non-management directors. The non-management directors were paid a fee of $7,500 per board meeting attended in person or by tele-conference, not to exceed $30,000 per year. In addition, non-management directors received an annual fee, paid in quarterly installments, of $2,500 per committee for serving on the Audit Committee, Compensation Committee and the Nominating and Governance Committee of the Board and an additional fee, paid in quarterly installments, of $1,250 for serving as a chairperson of a Committee.
      As a result of the above described director and committee fee policy, our non-management directors for the full year, Bradley S. Anderson, Richard I. Galland, Michael R. Buchanan and Francine I. Neff each received a total of $30,000 in director fees. Mr. Hewatt was a director for only one quarter in fiscal year 2005. Therefore he received director fees of $7,500. In addition, Mr. Anderson, Mr. Buchanan, Mr. Galland and Ms. Neff each received committee fees of $2,500 for serving on the Audit Committee, $2,500 for serving on the Compensation Committee and $2,500 for serving on the Nominating and Governance Committee during fiscal year 2005. Mr. Hewatt was a member of the Audit Committee and the Nominating and Governance Committee for only one quarter during fiscal year 2005. Therefore, he received $625 for each committee. Also, Mr. Galland received an additional fee of $1,250 for serving as Chairperson of the Audit Committee. Mr. Anderson received an additional fee of $1,250 for serving as Chairperson of the Compensation Committee during fiscal year 2005. Mr. Buchanan received an additional fee of $1,250 for serving as Chairperson of the Nominating and Governance Committee in fiscal year 2005. Directors coming to meetings from outside the Dallas-Fort Worth area received reimbursement for expenses incurred to attend Board and committee meetings.
      Our three management directors are Donald R. Horton, Donald J. Tomnitz and Bill W. Wheat. These three management directors did not receive any director fees for serving as directors of the Company. The compensation of Mr. Horton and Mr. Tomnitz, as officers of the Company, is set forth under the Executive Compensation section of this Proxy Statement. Mr. Wheat, in his capacity as an Executive Vice President and the Chief Financial Officer of the Company, was paid an annual salary of $200,000 and a bonus of $250,000 for fiscal year 2005. Mr. Wheat was also paid other compensation of $30,033, which represents a credit and the above-market portion of earnings to his account under SERP 2, a matching contribution under the 401(k) Plan, and a portion of group health plan premiums paid for his benefit.

Mr. Wheat’s salary and discretionary bonus plan for the 2006 fiscal year remain the same as for the 2005 fiscal year.
      No director of D.R. Horton who receives compensation from D.R. Horton for services other than as a director received any additional compensation for serving as a director of D.R. Horton. However, D.R. Horton paid the participant’s portion of premiums pursuant to D.R. Horton’s major medical plan for all directors except for Mr. Anderson, Mr. Buchanan, Mr. Galland and Mr. Hewatt. The amount of such premiums paid by D.R. Horton during the 2005 fiscal year for each director was approximately $100 per month or $1,200 in the aggregate.
      On November 17, 2005, the Board of Directors of the Company approved an increase in director fees, committee member fees and chairperson fees paid to non-management directors of the Company beginning with the next Board meeting following November 17, 2005. Director fees, committee fees and chairperson fees are only paid to non-management directors as summarized below:

• Each non-management director will receive a director fee of $10,000 per Board meeting attended in person or by tele-conference, paid quarterly and not to exceed $40,000 per year.

• Each non-management director who serves on a committee of the Board of Directors will receive an annual fee of $5,000 per committee paid quarterly.

• Each non-management director who serves as the chairperson of a committee of the Board of Directors will receive an annual fee of $2,500 per committee paid quarterly.
Transactions with Management
      On the effective date of the 1998 merger between D.R. Horton and Continental Homes Holding Corp., Bradley S. Anderson, a former director of Continental, was elected a director of D.R. Horton. In connection with the merger, D.R. Horton agreed to indemnify Mr. Anderson, along with the other former Continental directors, in connection with their prior service as directors or executive officers of Continental.
Compensation Committee Interlocks and Insider Participation
      During our fiscal year ended September 30, 2005, D.R. Horton’s Compensation Committee was composed of Richard I. Galland, Francine I. Neff, Bradley S. Anderson and Michael R. Buchanan, with Mr. Anderson serving as its Chairperson.
Compensation Committee Report on Executive Compensation
      General. D.R. Horton has undertaken to formulate a fair and competitive compensation policy for executive officers that will attract, motivate and retain highly experienced, qualified and productive personnel, reward superior performance and provide incentives that are based on performance of the Company, particularly with regard to pre-tax income and the market value of our Common Stock. D.R. Horton also has attempted to develop an executive compensation policy that will serve to align the interests of D.R. Horton, its executive officers and its stockholders.
      The primary components of executive compensation consist of:

•	Base salaries.

•	Cash bonus payments.

•	Deferred compensation plans.

•	Stock options.
      Through its current executive compensation policy, a substantial portion of the compensation an executive officer has the opportunity to earn consists of bonus and stock option incentives.
      Base Salaries. Base salaries for D.R. Horton’s executive officers for the 2005 fiscal year were based on each executive officer’s level of experience, level of responsibility, contributions made and potential for significant contributions to D.R. Horton’s success and stockholder value, and D.R. Horton’s historical levels of base compensation for executive officers. No quantitative relative weights were assigned to any of these factors.
      Bonus Payments. The 2005 compensation for executive officers provided each of D.R. Horton’s executive officers the opportunity to earn substantial bonuses in addition to his or her 2005 annual base salary. See “Summary Compensation Table” above for information regarding the bonuses for the named executive officers.
      Mr. Horton and Mr. Tomnitz each received incentive bonus payments for achieving performance goals with regard to quarterly consolidated pre-tax income of D.R. Horton. The quarterly bonuses are based on a pre-approved percentage of quarterly consolidated pre-tax income. These goals and percentages were set by the Compensation Committee and approved by the Board of Directors at the beginning of the 2005 fiscal year. Based on the Company’s strong performance, Mr. Horton and Mr. Tomnitz each received a performance bonus of $12,824,804, for fiscal year 2005, all of which was paid under the D.R. Horton 2000 Incentive Bonus Plan. The 2005 fiscal year bonus payments were approved by the Compensation Committee. The Compensation Committee considered the following factors in determining the performance goals at the beginning of the fiscal year, and in determining whether to pay the full amount of the bonus after the end of the fiscal year:

•	The financial and operating performance of D.R. Horton in fiscal 2005 as compared to fiscal 2004.

•	An analysis of recent compensation of senior executive officers of comparable homebuilding companies.

•	The financial and operating performance of D.R. Horton as compared to D.R. Horton’s business plan.

•	Other actions and activities by each executive officer to maximize stockholder value.
      No quantitative relative weights were assigned to any of the factors. The Compensation Committee did not take any action that would increase the bonus payable to Messrs. Horton or Tomnitz beyond what was approved at the beginning of the fiscal year.
      Based on recommendations from the Chairman of the Board, the Compensation Committee adopted discretionary bonus recommendations and submitted such recommendations to the Board for Mr. Fuller, Mr. Wheat and Ms. Dwyer, the other executive officers of the Company for the 2005 fiscal year. In determining and adopting the discretionary bonuses for these executive officers, the Board took into account the Company’s executive compensation policy, including the factors considered by the Compensation Committee in determining other executive bonuses. During fiscal 2005, the Executive Committee determined the salary and bonus plans for Mr. Noon, Mr. Jones and Mr. Seagraves, who were not executive officers when the Compensation Committee made bonus recommendations at the beginning of fiscal 2005. The salary and bonus plans for Mr. Noon, Mr. Jones and Mr. Seagraves remained unchanged throughout fiscal 2005.
      Deferred Compensation Plan. D.R. Horton established the D.R. Horton Deferred Compensation Plan (the “Deferred Compensation Plan”), effective as of June 15, 2002. The Deferred Compensation Plan is the successor to and supersedes D.R. Horton’s and Schuler Homes’ previously established deferred unfunded compensation plans. The Deferred Compensation Plan is an unfunded deferred compensation plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” as defined by the Employee Retirement Income Security Act of 1974, as amended. The Deferred Compensation Plan permits participants voluntarily to defer receipt of compensation from D.R. Horton. Amounts deferred are invested on behalf of the participant in investment vehicles selected from time to time by the administrators of the Deferred Compensation Plan. The Deferred Compensation Plan was adopted and approved by the Compensation Committee and ratified by the Board of Directors.
      SERP 2. The Supplemental Executive Retirement Plan 2 (“SERP 2”) was adopted by D.R. Horton in 1994 to permit eligible participants, which include our executive officers, the regional presidents, most division presidents and other selected employees, to defer income and establish a source of funds payable upon retirement, death or disability. The individual agreements under SERP 2 for Mr. Horton and

Mr. Tomnitz were adopted and approved by the Compensation Committee and ratified by the Board of Directors. Pursuant to SERP 2, if the executive is employed by the Company on the last day of the current fiscal year, then the Company will establish a liability to such officer equal to 10% of his annual base salary as of first day of the current fiscal year. This liability will accrue earnings in future years at a rate established by the administrative committee for SERP 2.
      Stock Option Grants. Grants of stock options under the 1991 Plan are administered by the Compensation Committee. D.R. Horton believes that stock options provide an important long-term incentive to executive officers and align the interests of D.R. Horton, its executive officers and its stockholders by creating a direct link between executive compensation and long-term performance of D.R. Horton. During fiscal 2005, only 30,000 option awards were made under the 1991 Plan. Two employees received 10,000 options each at an exercise price of $36.92 per share and Mr. Hewatt was granted 10,000 options at an exercise price of $36.92 per share when he joined the Board as a director in August 2005.
      Generally, when the Compensation Committee determines to grant stock options to executive officers, in determining the number of stock options to grant and the other material terms of the stock option grants, the Compensation Committee makes a subjective evaluation of:

•	The overall performance of the Company in comparison to other publicly traded homebuilding companies.

•	An analysis of recent compensation of senior executive officers of comparable homebuilding companies.

•	Recommendations of the Chairman of the Board, with the Chairman not making a recommendation with respect to the option grant on his behalf.

•	Contributions the executive officer made and is anticipated to make to the success of D.R. Horton.

•	Level of experience and responsibility of the executive officer.

•	Number of stock options that previously had been granted to the executive officer pursuant to the 1991 Plan.

•	Number of stock options granted to other participants in the stock incentive plans.
No quantitative relative weights were assigned to any of these factors.
      Chief Executive Officer 2005 Compensation. Donald J. Tomnitz’s compensation for the 2005 fiscal year consisted of an annual base salary, bonuses and participation in the Incentive Bonus Plan, 1991 Plan, the Deferred Compensation Plan and SERP 2. The Compensation Committee sets this compensation on the basis of D.R. Horton’s executive compensation policy and the factors described above.
      Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Code generally disallows a tax deduction to publicly held companies for compensation over $1 million paid for any fiscal year to the corporation’s chief executive officer and the other executive officers as of the end of any fiscal year who are disclosed in the “Summary Compensation Table” in this Proxy Statement. However, the statute exempts qualifying performance-based compensation if certain requirements are met. Early in fiscal year 2004, the Compensation Committee adopted, and the stockholders approved, the Incentive Bonus Plan, as amended. D.R. Horton generally intends for awards to its executive officers under the bonus plan and its stock option plan to qualify for the performance-based compensation exemption under Section 162(m).
      While D.R. Horton generally structures its compensation plans to comply with the exemption requirements of Section 162(m), corporate objectives, or other circumstances, may not always be consistent with the requirements for, or permit, full deductibility. Accordingly, the Board of Directors and the Compensation Committee reserve the authority to award non-deductible compensation to D.R. Horton’s executive officers as they deem appropriate. During the 2005 fiscal year, the entire amount of the performance bonus paid to each of Mr. Horton and Mr. Tomnitz qualified as performance-based compensation under Section 162(m) because these amounts awarded by the Compensation Committee were within the limits of the Incentive Bonus Plan. Accordingly, the bonuses paid to Mr. Horton and Mr. Tomnitz were tax deductible by the Company. The 2005 compensation of Mr. Noon, Mr. Jones and Mr. Seagraves in excess of $1 million was not deductible for tax purposes by the Company because their bonuses were approved by the Executive Committee when they were not executive officers. However, bonuses for fiscal 2006 will be set for them by the Compensation Committee under the Incentive Bonus Plan. In addition, the compensation of Mr. Tomnitz, Mr. Noon and Mr. Jones arising from the exercise in 2005 of options that were initially granted in 1995 when our stock option plan did not contain a required limit was not deductible for tax purposes by the Company. However, the 1991 plan has contained an appropriate individual limit since November 2001, and the 2006 Plan also includes such a limit.

COMPENSATION COMMITTEE:

Bradley S. Anderson, Chair
Richard I, Galland
Francine I. Neff
Michael R. Buchanan

Stock Performance/Stock Performance Graph
      The following graph illustrates the cumulative total stockholder return on D.R. Horton’s Common Stock for the last five fiscal years through September 30, 2005 assuming a hypothetical investment of $100 and a reinvestment of all dividends paid on such an investment, compared to the Standard & Poor’s 500 Stock Index and the S&P 500 Homebuilding Index.
      The Compensation Committee report above, and the graph and the related disclosure contained in this section of this Proxy Statement, will not be deemed to be soliciting material or to be filed with or incorporated by reference into any filing by D.R. Horton under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that D.R. Horton specifically incorporates the report, graph or related disclosure by reference. The graph and related disclosure are presented in accordance with SEC requirements. Stockholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance. The graph and related disclosure in no way reflect D.R. Horton’s forecast of future financial performance.
COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN
Total Return To Shareholders
(Includes reinvestment of dividends)

	Years Ending

	Base Period
Company/ Index	Sep 00	Sep 01	Sep 02	Sep 03	Sep 04	Sep 05

D.R. HORTON, INC.	100	135.90	183.62	326.26	500.47	737.28

S&P 500 INDEX	100	73.38	58.35	72.58	82.65	92.78

S&P 500 HOMEBUILDING INDEX	100	101.76	148.40	229.84	363.72	521.16

MEETINGS AND COMMITTEES OF THE BOARD
      During fiscal year 2005, the Board of Directors of D.R. Horton held four meetings and acted four times by written consent. Each director attended seventy-five percent or more of the Board meetings and seventy-five percent or more of the committee meetings on which he or she served during fiscal year 2005. Executive sessions of our independent directors are held regularly. The sessions are chaired by the Chairperson of the Nominating and Governance Committee, who also acts as our Presiding Director. Directors are encouraged to attend annual meetings of our stockholders. The 2005 annual meeting was attended by all of our directors, except Ms. Neff. During the 2005 fiscal year, the Board of Directors had appointed four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.
Executive Committee
      The Executive Committee, while the Board is not in session, possesses all of the powers and may carry out all of the duties of the Board of Directors in the management of the business of D.R. Horton, which by state or federal law or the NYSE Rules may be delegated to it by the Board of Directors. The Executive Committee acted seventy-six times by written consent during the 2005 fiscal year, of which sixty-seven of these consents related to matters that were routine to the operations of the Company, and nine of these consents related to matters that were delegated to the Executive Committee by the Board. During our 2005 fiscal year and currently, the Executive Committee was and is composed of Messrs. Horton, Tomnitz and Wheat.
Nominating and Governance Committee
      The members of the Nominating and Governance Committee include Mr. Bradley S. Anderson, Mr. Michael R. Buchanan, Ms. Francine I. Neff, Mr. Richard I. Galland and Mr. Michael W. Hewatt, with Mr. Buchanan serving as Chairperson. Mr. Hewatt joined this committee on August 9, 2005. Ms. Neff will retire from this committee effective immediately following the close of the 2006 Annual Meeting. Each committee member has been determined by the Board to be independent in accordance with the NYSE Rules. During fiscal year 2005, the Nominating and Governance Committee met five times and acted by written consent one time, and each member attended in person or by telephone conference more than seventy-five percent of the meetings.
      The Nominating and Governance Committee Charter has been posted to the Company’s website under the Investor Relations and Corporate Governance links. The Nominating and Governance Committee’s primary purpose is to provide assistance to the Board of Directors in fulfilling its responsibility to the stockholders by:

•	Identifying individuals qualified to become directors consistent with criteria approved by the Board and recommending to the Board for selection the qualified candidates for directorships to be filled by the Board or by the stockholders;

•	Developing and recommending to the Board a set of corporate governance principles applicable to the Company; and

•	Overseeing the evaluation of the Board and management.
Compensation Committee
      The members of the Compensation committee include Mr. Bradley S. Anderson, Mr. Michael R. Buchanan, Mr. Richard I. Galland, and Ms. Francine I. Neff, with Mr. Anderson serving as Chairperson. Ms. Neff will retire from this committee effective immediately following the close of the 2006 Annual Meeting. Each committee member has been determined by the Board to be independent. During fiscal year 2005, the Compensation Committee met two times and acted by written consent five times, and each member attended in person or by telephone conference more than seventy-five percent of the meetings.

      The Compensation Committee Charter has been posted to the Company’s website under the Investor Relations and the Corporate Governance links. The Charter provides that the Compensation Committee shall assist the Board of Directors in discharging its responsibility to the stockholders with respect to the Company’s compensation programs and compensation of the Company’s executives.
      The Compensation Committee Charter also sets forth the responsibilities and duties of the committee regarding reviewing the compensation for the Chief Executive Officer and other executive officers, monitoring incentive and equity-based compensation plans, preparing an annual report on executive compensation and reporting to the Board of Directors.
Audit Committee and Audit Committee Report
      The members of the Audit Committee of the Board of Directors include Mr. Bradley S. Anderson, Mr. Michael R. Buchanan, Mr. Richard I. Galland, Mr. Michael W. Hewatt and Ms. Francine I. Neff, with Mr. Galland serving as Chairperson. Ms. Neff will retire from this committee effective immediately following the close of the 2006 Annual Meeting. The Audit Committee met six times during fiscal year 2005 and took no action by written consent, and each member attended in person or by telephone conference more than seventy-five percent of the meetings.
      As discussed under the “Corporate Governance Standards” on pages 8 and 9 of this Proxy Statement, each member of the Audit Committee has been determined by the Board to be “independent” and “financially literate” in accordance with NYSE Rules, the SEC Rules, and the corporate governance and independent standards adopted by the Board. Also, Mr. Hewatt, Mr. Galland and Mr. Buchanan each have been determined by the Board to be an “audit committee financial expert” under such rules, regulations and standards, which are set forth in the Company’s Corporate Governance Principles posted on our website under the Investor Relations and Corporate Governance links. The Board’s determinations are set forth on pages 9 and 10 of this Proxy Statement.
      The Audit Committee operates pursuant to an Audit Committee Charter, which was approved and adopted by the Board of Directors. A copy of the adopted Audit Committee Charter is posted to the Company’s website under the Investor Relations and Corporate Governance links. The duties and responsibilities of the Audit Committee are set forth in its Charter. The Audit Committee’s primary purposes are to:

•	assist the Board in fulfilling its oversight responsibilities relating to the:

–	integrity of the Company’s financial statements;

–	Company’s compliance with legal and regulatory requirements;

–	independent auditor’s qualifications and independence; and

–	performance of the Company’s internal audit function and independent auditor; and

•	prepare an Audit Committee report be included in the Company’s annual proxy statement.
      The Audit Committee has reviewed and discussed with management D.R. Horton’s audited consolidated financial statements for the fiscal year ended September 30, 2005. Further, the Audit Committee has discussed with D.R. Horton’s independent auditor the matters required to be discussed by Auditing Standards Board Statement on Auditing Standards No. 61, as amended or supplemented, including D.R. Horton’s audited consolidated financial statements for the fiscal year ended September 30, 2005, the auditor’s responsibility under generally accepted auditing standards, significant accounting policies, management’s judgments and accounting estimates, any audit adjustments, other information in documents containing audited financial statements and other matters. Finally, the Audit Committee has received and reviewed the written disclosures and the letter from the independent auditor required by the Independence Standards Board Independence Standard No. 1, as amended or supplemented, and has discussed the auditor’s independence with the auditor. After consideration, the Audit Committee has determined that the services related to the fees earned by the independent auditor under the heading “All Other Fees” below are compatible with the auditor’s independence.
      Based on its review and discussion described above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements for fiscal year 2005 be included in D.R. Horton’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005. Further, the Audit Committee approved the engagement of Ernst & Young LLP as D.R. Horton’s independent auditor for the fiscal year ending September 30, 2006.

AUDIT COMMITTEE:

Richard I. Galland, Chair
Bradley S. Anderson
Michael R. Buchanan
Michael W. Hewatt
Francine I. Neff
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
      Ernst & Young LLP served as D.R. Horton’s independent auditor for the fiscal years ended September 30, 2005 and September 30, 2004 and has been engaged by the Audit Committee to continue to serve through the 2006 fiscal year. A representative of Ernst & Young LLP is expected to be present at the 2006 Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from stockholders.
Audit Fees and All Other Fees
      The following table shows the fees paid or accrued by D.R. Horton for the audit and other services provided by Ernst & Young LLP for fiscal years ended September 30, 2005 and September 30, 2004.

	Fiscal Year Ended
	September 30,

	2005	2004

Audit fees	$1,697,882	$837,022
Audit-Related fees(1)	79,675	107,159
Tax fees(2)	45,150	50,500
All other fees	—	—

Total(3)	$1,822,707	$994,681

(1)	Related primarily to audits of employee benefit plans, the statutory audit of the Company’s captive insurance company and consultations related to Sarbanes-Oxley compliance.

(2)	Related primarily to tax compliance services.

(3)	Of the fees listed above, approved by the Audit Committee, none were approved based on waiver of pre-approval under Rule 2-01 (c)(7)(i)(C) of Regulation S-X.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
      The Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve audit and permissible non-audit services provided by the independent auditor.
      In connection with the engagement of the independent auditor for the 2006 fiscal year, the Audit Committee pre-approved the services listed below by category of service, including the pre-approval of fee limits. The Audit Committee’s pre-approval process by category of service also includes a review of specific services to be performed and fees expected to be incurred within each category of service. The term of any pre-approval is 12 months from the date of the pre-approval, unless the Audit Committee specifically provides for a different period. During fiscal 2006, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires separate pre-approval before engaging the independent auditor.
      The services pre-approved by the Audit Committee to be performed by our auditor during our fiscal year 2006, include the following:

Audit Services include audit work performed in the preparation of financial statements (including quarterly reviews), as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

Audit-Related Services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

Tax Services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and include fees in the areas of tax compliance, tax planning, and tax advice.

All Other Fees are those associated with permitted services not included in the other categories. The Company generally does not request such services from the independent auditor.
      The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee may not otherwise delegate its responsibilities to pre-approve services performed by the independent auditor to management.
PROPOSAL FOUR
SHAREHOLDER PROPOSAL CONCERNING AN
ENERGY EFFICIENCY ASSESSMENT
      D.R. Horton has received a proposal from a shareholder. Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, we will provide the name, address and number of securities held by the shareholder proponent of this proposal promptly upon receipt of a written or oral request. The Company’s contact information is: D.R. Horton, Attention: Corporate Counsel, D.R. Horton Tower, 301 Commerce Street, Suite 500, Fort Worth, Texas 76102; e-mail tbmontano@drhorton.com; and telephone (817) 390-8200.
      D.R. Horton is not responsible for the contents of the supporting statement or the shareholder proposal, both of which are quoted verbatim in italics below.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS
VOTE “AGAINST” PROPOSAL FOUR.
Supporting Statement and Proposal of Shareholder Proponent
      “Whereas:

Rising energy costs and concerns about energy security, climate changes and burning of fossil fuels are focusing increasing amounts of attention on energy efficiency. The G8 recently agreed to a wide-ranging “Action Plan” to promote energy efficiency and in the US, over 40 bills dealing with energy efficiency were introduced to Congress in the first six months of 2005 alone. Domestic regulations addressing the matter continue to gain momentum. Many of these regulations address the energy efficiency of America’s buildings.

According to estimates by the Environmental Protection Agency, residential and commercial buildings account for approximately 40 percent of the energy and 70 percent of the electricity consumed in the United States each year. In April, a report by the Energy Information Administration found that of the recommendations made by the National Commission on Energy Policy, those regarding new building and appliance efficiency standards were among the recommendations with the largest potential impacts on energy production, consumption, prices and fuel imports.

At the federal level, attempts to increase the overall energy efficiency of America’s homes include the new energy bill, which includes tax credits for making energy efficiency improvements in new and existing homes. At the local level, at least 46 state, county and city governments have adopted policies requiring or encouraging the use of the US Green Building Council’s Leadership in Energy and Environmental Design (LEED) program, which places a heavy emphasis on energy efficiency among other things.

Industry associations are also promoting the benefits of green building. The National Association of Home Builders (NAHB) has called green building a ‘quiet revolution’ and in an effort to help mainstream builders meet the needs of the growing green market, recently released its own green home building guidelines. According to a recent article about energy efficient buildings in the San Francisco Chronicle, “The marketing frenzy swirling around the word ‘green’ resembles a new gold rush.”

While energy efficient green building may currently appear to be a niche market, broader market and regulatory trends indicate that energy efficient green building considerations are becoming increasingly important to mainstream builders. According to John Loyer, a specialist with the NAHB, “[I]t’s getting an enormous amount of attention. It’s quickly becoming a question for our high-producing guys of ‘why aren’t you green?”

As concerns about rising energy prices, climate change and energy security continue to increase, the focus on energy efficiency will only intensify. It is vital that our company be well positioned to compete going forward. Taking action to improve energy efficiency can result in financial and competitive advantages to the company. Ignoring this quickly growing trend could result in our company being an industry laggard and expose it to the potential for competitive, reputational and regulatory risk.

      Resolved:

The shareholders request that the Company assess its response to rising regulatory, competitive, and public pressure to increase energy efficiency and report to shareholders (at reasonable cost and omitting proprietary information) by September 1, 2006.”
Statement in Opposition to Shareholder Proposal
      D.R. Horton believes that our business practices recognize the energy efficiency concerns raised in this proposal. Our management, including the region and division levels, routinely evaluate our designs and building methods for ways to conserve resources and improve energy efficiency in homes in the markets in which we build.
      Many of our divisions have implemented energy efficiency initiatives, ranging from the purchasing of energy efficient roofing materials, siding, furnaces, air conditioners and windows to changing building methods to ensure a more efficient insulation design and HVAC (heating, ventilation and air conditioning) system. We include in our homes appliances that are ENERGY STAR qualifying appliances or offer our buyers the option to upgrade to ENERGY STAR qualifying appliances. Moreover, in many of our communities where higher rated energy efficient products are not standard, buyers have the option to upgrade to higher energy efficient products, including radiant barrier roof decking, higher efficiency furnaces and air conditioning units and higher energy efficient glass in windows. We are pleased that our Sacramento division was selected as a 2005 ENERGY STAR winner by the U.S. Environmental Protection Agency and the U.S. Department of Energy for “Excellence in Efficient Homes.” This award recognizes companies that helped reduce greenhouse gases while improving energy efficiency.
      As a leading national homebuilder, D.R. Horton seeks to build homes that are energy efficient and affordable and that enable us to deliver shareholder value. In light of our continuing efforts to promote energy efficiency in the homes we build, we believe that the additional assessment requested by this proposal is not necessary. Accordingly, we recommend a vote AGAINST this proposal.
      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THE ADOPTION OF THIS SHAREHOLDER PROPOSAL CONCERNING ENERGY EFFICIENCY.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires D.R. Horton’s directors, certain of its officers, and persons who own more than 10 percent of a registered class of D.R. Horton’s equity securities to file reports of ownership and changes in ownership with the SEC. Such officers, directors and greater than 10 percent stockholders are required by SEC regulations to furnish D.R. Horton with copies of all forms they file pursuant to Section 16(a). Based solely on its review of the copies of such forms received by it and on written representations from certain reporting persons that no Form 5 reports were required for those persons, D.R. Horton believes that all filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with during the year ended September 30, 2005.
STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
      Any stockholder who intends to present a proposal for action at D.R. Horton’s 2007 Annual Meeting of Stockholders and to have D.R. Horton include such proposal in its proxy soliciting materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must deliver a copy of the proposal to D.R. Horton not later than August 11, 2006. In addition, the Bylaws of D.R. Horton provide that only stockholder proposals submitted in a timely manner to a Corporate Counsel of D.R. Horton may be acted upon at an annual meeting of stockholders. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of D.R. Horton not less than 30 days prior to the date of the originally scheduled meeting. However, if less than 40 days’ notice or prior public disclosure of the date of the scheduled meeting is given by D.R. Horton, notice by the stockholder to be timely must be so received not later than the close of business on the tenth calendar day following the earlier of the day on which such notice of the date of the scheduled meeting was mailed or the day on which such public disclosure was made.
REQUESTING DOCUMENTS FROM THE COMPANY
      On our website at www.drhorton.com, under the Investor Relations and Corporate Governance links, you may find the following (i) Corporate Governance Principles, (ii) Audit Committee Charter, (iii) Compensation Committee Charter, (iv) Nominating and Governance Committee Charter, (v) Code of Ethical Conduct for the CEO, CFO, and Senior Financial Officers, (vi) Complaint Procedures for Accounting, Internal Control, Auditing and Financial Matters and Complaint Procedures for Employee Matters, and (vii) Corporate Code of Business Conduct and Ethics for Employees and Directors. You may obtain a copy of any of these documents through our website or by contacting us and we will send you a printed set. You can contact us at: Attention: Corporate Counsel, D.R. Horton, Inc., 301 Commerce Street, Suite 500, Fort Worth, TX 76102, (817) 390-8200 or email: tbmontano@drhorton.com.

OTHER MATTERS
      Management knows of no other matters to be voted upon at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, it is the intention of the persons named as proxies in the form of proxy to vote in their discretion upon such matters in accordance with their judgment.
      You are urged to sign, date and return the enclosed proxy in the envelope provided. No postage is required if the envelope is mailed from within the United States. If you subsequently decide to attend the Annual Meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention is appreciated.

By Order of the Board of Directors,

Paul W. Buchschacher
Vice President and Assistant Secretary
Fort Worth, Texas
December 9, 2005

APPENDIX “A”
D. R. HORTON, INC.
2006 STOCK INCENTIVE PLAN
1.     Purpose
      The purpose of D. R. Horton, Inc. 2006 Stock Incentive Plan (the “Plan”) is to advance the interests of D. R. Horton, Inc. (the “Company”) by stimulating the efforts of employees, officers and, to the extent provided by Sections 5(e) and (f), non-employee directors and certain other service providers, in each case who are selected to be participants, by heightening the desire of such persons to continue in working toward and contributing to the success and progress of the Company. The Plan supersedes the Company’s 1991 Stock Incentive Plan with respect to future awards, and provides for the grant of Incentive and Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units, any of which may be performance-based, and for Incentive Bonuses, which may be paid in cash or stock or a combination thereof, as determined by the Administrator.
2.     Definitions
      As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Administrator” means the Administrator of the Plan in accordance with Section 17.

(b) “Award” means an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan, any of which the Administrator may structure to qualify in whole or in part as a Performance Award.

(c) “Award Agreement” means a written agreement or other instrument as may be approved from time to time by the Administrator implementing the grant of each Award. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Administrator.

(d) “Board” means the board of directors of the Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issues thereunder.

(f) “Company” means D. R. Horton, Inc., a Delaware corporation.

(g) “Incentive Bonus” means a bonus opportunity awarded under Section 9 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified in the Award Agreement.

(h) “Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(i) “Nonemployee Director” means each person who is, or is elected to be, a member of the Board and who is not an employee of the Company or any Subsidiary.

(j) “Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(k) “Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 6.

(l) “Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Administrator and any authorized transferee of such individual.

(m) “Performance Award” means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction of one or more Qualifying Performance Criteria established pursuant to Section 13.

(n) “Plan” means D. R. Horton, Inc. 2006 Stock Incentive Plan as set forth herein and as amended from time to time.

(o) “Prior Plan” means D. R. Horton, Inc. 1991 Stock Incentive Plan, as amended and restated on February 21, 2002.

(p) “Qualifying Performance Criteria” has the meaning set forth in Section 13(b).

(q) “Restricted Stock” means Shares granted pursuant to Section 8.

(r) “Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 8 pursuant to which Shares or cash in lieu thereof may be issued in the future.

(s) “Service Provider” means a consultant or advisor to the Company or any Subsidiary who (i) is a natural person, (ii) provides bona fide services to the Company or any Subsidiary, (iii) provides services other than in connection with the offer or sale of securities in a capital-raising transaction, and (iv) does not directly or indirectly promote or maintain a market for the Company’s securities, in each case, within the meaning of the General Instructions to Form S-8 under the Securities Act of 1933, as amended.

(t) “Share” means a share of the Company’s common stock, par value $.01, subject to adjustment as provided in Section 12.

(u) “Stock Appreciation Right” means a right granted pursuant to Section 7 that entitles the Participant to receive, in cash or Shares or a combination thereof, as determined by the Administrator, value equal to or otherwise based on the excess of (i) the market price of a specified number of Shares at the time of exercise over (ii) the exercise price of the right, as established by the Administrator on the date of grant.

(v) “Subsidiary” means (i) any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, (ii) other than with respect to Incentive Stock Options, any limited liability company, limited partnership, general partnership or other entity, the majority of the equity or ownership interests in which are owned, directly or indirectly, by the Company, and (iii) if specifically determined by the Administrator in the context other than with respect to Incentive Stock Options, any entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.

(w) “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a person or entity acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges or combines.

(x) “Termination of Employment” means ceasing to serve as a full-time employee of the Company and its Subsidiaries or, with respect to a Nonemployee Director or other Service Provider, ceasing to serve as such for the Company, except that with respect to all or any Awards held by a Participant (i) the Administrator may determine, subject to Section 6(d), that an approved leave of absence or approved employment on a less than full-time basis is not considered a “Termination of Employment,” (ii) the Administrator may determine that a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a “Termination of Employment,” (iii) service as a member of the Board shall constitute continued employment with respect to Awards granted to a Participant while he or she served as an employee and (iv) service as an employee of the Company or a Subsidiary shall constitute continued employment with respect to Awards granted to a Participant while he or she served as a member of the Board. The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a Termination of Employment with the Company and its Subsidiaries for purposes of any affected Participant’s Options, and the Administrator’s decision shall be final and binding.

3.     Eligibility
      Any person who is a current or prospective officer or employee (including, without limitation, any director who is also an employee, in his or her capacity as such) of the Company or of any Subsidiary shall be eligible for selection by the Administrator for the grant of Awards hereunder. To the extent provided by Section 5(e), any Nonemployee Director shall be eligible for the grant of Awards hereunder as determined by the Administrator. In addition, to the extent provided by Section 5(f), any Service Provider shall be eligible for selection by the Administrator for the grant of Awards hereunder. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any Subsidiary within the meaning of Section 424(f) the Code, as selected by the Administrator.
4.     Effective Date and Termination of Plan
      This Plan was adopted by the Board on November 17, 2005, and it will become effective (the “Effective Date”) when it is approved by the Company’s stockholders. All Awards granted under this Plan are subject to, and may not be exercised before, the approval of this Plan by the stockholders prior to the first anniversary date of the adoption date of the Plan, by the affirmative vote of the holders of a majority of the outstanding Shares of the Company present, or represented by proxy, and entitled to vote, at a meeting of the Company’s stockholders in accordance with the laws of the State of Delaware; provided that if such approval by the stockholders of the Company is not forthcoming, all Awards previously granted under this Plan shall be void. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.
5.     Shares Subject to the Plan and to Awards
      (a) Aggregate Limits. The aggregate number of Shares issuable pursuant to all Awards shall not exceed 28,000,000, plus (i) any Shares that were authorized for issuance under the Prior Plan that, as of January 26, 2006, remain available for issuance under the Prior Plan (not including any Shares that are subject to, as of January 26, 2006, outstanding awards under the Prior Plan or any Shares that prior to January 26, 2006 were issued pursuant to awards granted under the Prior Plan) and (ii) any Shares subject to outstanding awards under the Prior Plan as of January 26, 2006 that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares); provided that any Shares granted under Options or Stock Appreciation Rights shall be counted against this limit on a one-for-one basis and any Shares granted as Awards other than Options or Stock Appreciation Rights shall be counted against this limit as 1.75 Shares for every one Share subject to such Award. The aggregate number of Shares available for grant under this Plan and the number of Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 12. The Shares issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including, without limitation, shares purchased in the open market.
      (b) Issuance of Shares. For purposes of Section 5(a), the aggregate number of Shares issued under this Plan at any time shall equal only the number of Shares actually issued upon exercise or settlement of an Award. Notwithstanding the foregoing, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (i) Shares that were subject to a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Stock Appreciation Right, (ii) Shares used to pay the exercise price of a Stock Option, (iii) Shares delivered to or withheld by the Company to pay the withholding taxes related to a Stock Option or a Stock Appreciation Right, or (iv) Shares repurchased on the open market with the proceeds of a Stock Option exercise. Shares subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and Shares subject to Awards settled in cash shall not count as Shares issued under this Plan.
      (c) Substitute Awards. Substitute Awards shall not reduce the Shares authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. In addition, in the event that a person or entity acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary merges or combines, has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition, merger or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition, merger or combination to determine the consideration payable to the holders of common stock of the entities party to such transaction) may be used for Awards under the Plan and, notwithstanding any other provision hereof, shall not reduce the Shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition, merger or combination, and shall only be made to individuals who were employees, directors or Service Providers of such acquired, merged or combined company before such acquisition, merger or combination.
      (d) Tax Code Limits. The aggregate number of Shares subject to Awards granted under this Plan during any calendar year to any one Participant shall not exceed 500,000, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under Section 162(m) of the Code but which number shall not count any tandem SARs (as defined in Section 7). The aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 28,000,000, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code. The maximum amount payable pursuant to that portion of an Incentive Bonus granted with respect any specified performance period to any Participant under this Plan that is intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code shall not exceed two percent (2%) of the Company’s consolidated pre-tax income for such performance period.
      (e) Director Awards. The aggregate number of Shares subject to Awards granted under this Plan during any calendar year to any one Nonemployee Director shall not exceed 10,000, which limit shall not count any tandem SARs (as defined in Section 7).
      (f) Awards to Service Providers. The aggregate number of Shares issued under this Plan pursuant to all Awards granted to Service Providers shall not exceed 300,000.
      (g) Effect on Prior Plan. From and after the Effective Date, no further grants or awards shall be made under the Prior Plan. Grants and awards made under the Prior Plan before the Effective Date, however, shall continue in effect in accordance with their terms.
6.     Options
      (a) Option Awards. Options may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. No Participant shall have any rights as a stockholder with respect to any Shares subject to Options hereunder until such Shares have been issued, except that the Administrator may authorize dividend equivalent accruals with respect to such Shares. Each Option shall be evidenced by an Award Agreement. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.
      (b) Price. The Administrator will establish the exercise price per Share under each Option, which, in no event will be less than the fair market value of the Shares on the date of grant; provided, however, that the exercise price per Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the market price of the Shares on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid in Shares, cash or a combination thereof, as determined by the Administrator, including, without limitation, an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned Shares and withholding of Shares deliverable upon exercise.
      (c) No Repricing. Other than in connection with a change in the Company’s capitalization (as described in Section 12), the exercise price of an Option may not be reduced without stockholder approval (including, without limitation, canceling previously awarded Options and regranting them with a lower exercise price).
      (d) Provisions Applicable to Options. The date on which Options become exercisable shall be determined at the sole discretion of the Administrator and set forth in an Award Agreement. Unless provided otherwise in the applicable Award Agreement, to the extent that the Administrator determines that an approved leave of absence or employment on a less than full-time basis is not a Termination of Employment, the vesting period and/or exercisability of an Option shall be adjusted by the Administrator during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis.
      (e) Term of Options and Termination of Employment. The Administrator shall establish the term of each Option, which in no case shall exceed a period of ten (10) years from the date of grant. In addition, the Award Agreement evidencing the grant of each Option shall set forth the terms and conditions applicable to such Option upon a Participant’s Termination of Employment.
      (f) Incentive Stock Options. Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (i) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Shareholder”), the exercise price of such Option must be at least 110 percent of the fair market value of the Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) Termination of Employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section 6 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate fair market value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months of Termination of Employment (or such other period of time provided in Section 422 of the Code).
7.     Stock Appreciation Rights
      Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6 (including, without limitation, no repricing) and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Subject to the provisions of Section 6 and the immediately preceding sentence, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Shares, cash or a combination thereof, as determined by the Administrator and set forth in the applicable Award Agreement.
8.     Restricted Stock and Restricted Stock Units
      (a) Restricted Stock and Restricted Stock Unit Awards. Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. Restricted Stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including, without limitation, continued employment or performance conditions) and terms as the Administrator deems appropriate. Restricted Stock Units are Awards denominated in units of Shares under which the issuance of Shares is subject to such conditions (including, without limitation, continued employment or performance conditions) and terms as the Administrator deems appropriate. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Administrator, each Restricted Stock Unit will be equal to one Share and will entitle a Participant to either the issuance of Shares or payment of an amount of cash determined with reference to the value of Shares. To the extent determined by the Administrator, Restricted Stock and Restricted Stock Units may be satisfied or settled in Shares, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.
      (b) Contents of Agreement. Each Award Agreement shall contain provisions regarding (i) the number of Shares or Restricted Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares or Restricted Stock Units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares or Restricted Stock Units as may be determined from time to time by the Administrator, (v) the term of the performance period, if any, as to which performance will be measured for determining the number of such Shares or Restricted Stock Units, and (vi) restrictions on the transferability of the Shares or Restricted Stock Units. Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Administrator may provide.
      (c) Vesting and Performance Criteria. The grant, issuance, retention, vesting and/or, subject to Section 10, settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Administrator determines or under criteria the Administrator establishes, which may include Qualifying Performance Criteria. The grant, issuance, retention, vesting and/or settlement of Shares under any such Award that is based on performance criteria and level of achievement versus such criteria will be subject to a performance period of not less than one (1) year, and the grant, issuance, retention, vesting and/or settlement of Shares under any Restricted Stock or Restricted Stock Unit Award that is based solely upon continued employment and/or the passage of time may not vest or be settled in full over a period of less than three (3) years but may be subject to pro-rata vesting over such period, except that the Administrator may provide for the satisfaction and/or lapse of all conditions under any such Award in the event of the Participant’s death, disability, retirement or in connection with a change in control of the Company, and the Administrator may provide that any such restriction or limitation will not apply in the case of a Restricted Stock or Restricted Stock Unit Award that is issued in payment or settlement of compensation that has been earned by the Participant or that qualifies as a Substitute Award. Notwithstanding anything in this Plan to the contrary, the performance criteria for any Restricted Stock or Restricted Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified when the Award is granted.
      (d) Discretionary Adjustments and Limits. Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “performance based compensation,” notwithstanding the satisfaction of any performance goals, the number of Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Restricted Stock Units on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced by the Administrator on the basis of such further considerations as the Administrator shall determine.
      (e) Voting Rights. Unless otherwise determined by the Administrator, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to Shares underlying Restricted Stock Units unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.
      (f) Dividends and Distributions. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those Shares, unless determined otherwise by the Administrator. The Administrator will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Shares underlying Restricted Stock Units shall be entitled to dividends or dividend equivalents only to the extent provided by the Administrator.
      (g) Termination of Employment. The Award Agreement evidencing the grant of an Award of Restricted Stock or Restricted Stock Units shall set forth the terms and conditions applicable to such Award upon a Participant’s Termination of Employment.
9.     Incentive Bonuses
      (a) General. Each Incentive Bonus Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year (if payable in Shares), and not less than one calendar quarter (if payable solely in cash).
      (b) Incentive Bonus Document. The terms of any Incentive Bonus will be set forth in an Award Agreement. Each Award Agreement evidencing an Incentive Bonus shall contain provisions regarding (i) the target and maximum amount payable to the Participant as an Incentive Bonus, (ii) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (iii) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.
      (c) Performance Criteria. The Administrator shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an Incentive Bonus, which criteria may be based on financial performance and/or personal performance evaluations. The Administrator may specify the percentage of the target Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive

Bonus that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 13(b)) selected by the Administrator and specified at the time the Incentive Bonus is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment of any Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.
      (d) Timing and Form of Payment. The Administrator shall determine the timing of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in cash or in Shares, as determined by the Administrator. Subject to Section 10, the Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit a Participant to elect for the payment of any Incentive Bonus to be deferred to a specified date or event.
      (e) Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Bonus on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced by the Administrator on the basis of such further considerations as the Administrator shall determine.
10.     Deferral of Gains
      The Administrator may, in an Award Agreement or otherwise, provide for the deferred delivery of Shares or cash upon settlement, vesting or other events with respect to Restricted Stock or Restricted Stock Units, or in payment or satisfaction of an Incentive Bonus. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Shares or any other payment with respect to any Award be allowed if the Administrator determines that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code.
11.     Conditions and Restrictions Upon Securities Subject to Awards
      The Administrator may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Administrator in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including, without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including, without limitation, the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including, without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.
12.     Adjustment of and Changes in the Stock
      The number and kind of Shares available for issuance under this Plan (including, without limitation, under any Awards then outstanding), and the number and kind of Shares subject to the individual limits set forth in Section 5 of this Plan, may be adjusted by the Administrator as it determines appropriate to reflect any reorganization, reclassification, combination or exchange of shares, repurchase of shares, stock split, reverse stock split, spin-off, dividend or other distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of Shares of the Company outstanding. Such adjustment may be designed to comply with Section 425 of the

Code or, except as otherwise expressly provided in Section 5(d) of this Plan, may be designed to treat the Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such Shares to reflect a deemed reinvestment in Shares of the amount distributed to the Company’s securityholders. The terms of any outstanding Award may also be adjusted by the Administrator as to price, number or kind of Shares subject to such Award and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards.
      In the event there shall be any change in the number or kind of outstanding Shares, or any stock or other securities into which such Shares shall have been changed, or for which it shall have been exchanged, by reason of a change of control, merger, consolidation or otherwise, then the Administrator may, in its sole discretion, determine the appropriate adjustment, if any, to be effected. Without limiting the generality of the foregoing, in the event of any such change, the Administrator may, in its sole discretion, (i) provide for the assumption or substitution of, or adjustment to, each outstanding Award; (ii) accelerate the vesting of and terminate any restrictions on outstanding Awards; (iii) provide for cancellation of accelerated Awards that are not exercised within a time prescribed by the Administrator; or (iv) provide for the cancellation of any outstanding Awards in exchange for a cash payment to the holders thereof.
      No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 12. In case of any such adjustment, the Shares subject to the Award shall be rounded down to the nearest whole share. The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 12 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.
13.     Qualifying Performance-Based Compensation
      (a) General. The Administrator may establish performance criteria and level of achievement versus such criteria that shall determine the number of Shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Administrator may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such Award or portion of an Award that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified at the time the Award is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of Shares issued under or the amount paid under an award may, to the extent specified in the Award Agreement, be reduced by the Administrator on the basis of such further considerations as the Administrator in its sole discretion shall determine.
      (b) Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either quarterly, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator: (i) cash flow (before or after dividends), (ii) earnings per share (including, without limitation, earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) stockholder return or total stockholder return, (vi) return on capital (including, without limitation, return on total capital or return on invested capital), (vii) return on investment, (viii) return on assets or net assets, (ix) market capitalization, (x) economic value added, (xi) debt leverage (debt to capital), (xii) revenue, (xiii) sales or net sales, (xiv) backlog, (xv) income, pre-tax income or net income, (xvi) operating income or pre-tax profit, (xvii) operating profit, net operating profit or economic profit, (xviii) gross margin, operating margin or profit margin, (xix) return on operating revenue or return on operating assets, (xx) cash from operations, (xxi) operating ratio, (xxii) operating revenue, (xxiii) market share improvement, (xxiv) general and administrative expenses or (xxv) customer service. To the extent consistent with Section 162(m) of the Code, the Administrator may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary, unusual, non-recurring or non-comparable items (A) as described in Accounting Principles Board Opinion No. 30, (B) as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to stockholders for the applicable year, or (C) publicly announced by the Company in a press release or conference call relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period.
14.     Transferability
      Unless the Administrator specifies otherwise and to the extent permitted under the General Instructions to Form S-8 under the Securities Act of 1933, as amended, an Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime, and thereafter by the legal representative of the Participant’s estate or the individual to whom such Award was transferred by the Participant’s will or the laws of descent and distribution.
15.     Compliance with Laws and Regulations
      This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Option is effective and current or the Company has determined that such registration is unnecessary.
      In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Administrator may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Administrator may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

16.     Withholding
      To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. The Company and its Subsidiaries shall not be required to issue Shares, make any payment or to recognize the transfer or disposition of Shares until such obligations are satisfied. The Administrator may provide for or permit these obligations to be satisfied through the mandatory or elective sale of Shares and/or by having the Company withhold a portion of the Shares that otherwise would be issued to him or her upon exercise of the Option or the vesting or settlement of an Award, or by tendering Shares previously acquired.
17.     Administration of the Plan
      (a) Administrator of the Plan. The Plan shall be administered by the Administrator who shall be the Compensation Committee of the Board or, in the absence of a Compensation Committee, the Board itself; provided, however, that with respect to Awards to Nonemployee Directors, the Administrator shall be the full Board. Any power of the Administrator may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 or cause an Award designated as a Performance Award not to qualify for treatment as performance-based compensation under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Administrator, the Board action shall control. The Administrator may by resolution authorize one or more officers of the Company to grant Awards under the Plan, which shall be on the terms and within the limits provided in the authorizing resolution to the extent required by Delaware General Corporation Law. No such officer shall designate himself or herself or any executive officer or director of the Company as a recipient of any Awards granted under authority delegated to such officer. In addition, the Administrator may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.
      (b) Powers of Administrator. Subject to the express provisions of this Plan, the Administrator shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including, without limitation, the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including, without limitation, events which the Board or the Administrator determine constitute a change of control), or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine whether, and the extent to which, adjustments are required pursuant to Section 12; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and (viii) to make all other determinations deemed necessary or advisable for the administration of this Plan.

      (c) Determinations by the Administrator. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.
      (d) Subsidiary Awards. In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Administrator so directs, be implemented by the Company issuing any subject Shares to the Subsidiary, for such lawful consideration as the Administrator may determine, upon the condition or understanding that the Subsidiary will transfer the Shares to the Participant in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Administrator shall determine.
18.     Amendment of the Plan or Awards
      The Board or the Compensation Committee of the Board may amend, alter or discontinue this Plan, and the Administrator may amend or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 12, no such amendment shall, without the approval of the stockholders of the Company:

(a) increase the maximum number of Shares for which Awards may be granted under this Plan;

(b) reduce the price at which Options or Stock Appreciation Rights may be granted below the price provided for in Section 6(b);

(c) reduce the exercise price of outstanding Options or Stock Appreciation Rights;

(d) extend the term of this Plan;

(e) change the class of persons eligible to be Participants;

(f) otherwise amend the Plan in any manner requiring stockholder approval by law or under the New York Stock Exchange listing requirements; or

(g) increase the individual maximum limits in Sections 5(d) and (e).
      No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if (i) the Administrator determines in its sole discretion and prior to the date of any change of control (as defined in the applicable Award Agreement) that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or (ii) the Administrator determines in its sole discretion that such amendment or alteration is not reasonably likely to significantly diminish the benefits provided under the Award, or that any such diminution has been adequately compensated.
19.     No Liability of Company
      The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

20.     Non-Exclusivity of Plan
      Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Administrator to adopt such other incentive arrangements as either may deem desirable, including, without limitation, the granting of restricted stock or stock options otherwise than under this Plan or an arrangement that is or is not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.
21.     Governing Law
      This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the Delaware and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.
22.     No Right to Employment, Reelection or Continued Service
      Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its affiliates. Subject to Sections 4 and 18, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its affiliates.
23.     Unfunded Plan
      The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Administrator or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

APPENDIX “B”
AMENDMENT TO THE D.R. HORTON, INC.
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION,
AS AMENDED
      Article Fourth of D.R. Horton’s Amended and Restated Certificate of Incorporation, as amended, shall be amended to read in its entirety as follows (the “Amendment”):

“FOURTH: The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, “Preferred Stock” and “Common Stock”; the total number of shares which the Corporation shall be authorized to issue is One Billion and Thirty Million (1,030,000,000); the total number of shares of Preferred Stock shall be Thirty Million (30,000,000) and each such share shall have a par value of ten cents ($.10); and the total number of shares of Common Stock shall be One Billion (1,000,000,000) and each such share shall have a par value of one cent ($.01). Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix the voting rights, designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).”

B-1

Preliminary Copies
D.R. HORTON, INC. 2006 PROXY
PROXY
D.R. HORTON, INC.
D.R. Horton Tower, 301 Commerce Street, Suite 500, Fort Worth, Texas 76102
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby nominates, constitutes and appoints Donald R. Horton, Donald J. Tomnitz and Bill W. Wheat, and each of them, attorneys, agents and proxies of the undersigned, with full power of substitution to each and hereby authorizes them to represent and to vote as designated on the reverse side of this card, all shares of Common Stock of D.R. Horton, Inc. (the “Company”), held of record by the undersigned at the close of business on December 1, 2005, at the Annual Meeting of Stockholders to be held on January 26, 2006, or any adjournment thereof.
PLEASE SIGN AND DATE ON REVERSE SIDE.
☒ Please mark your votes as in this example.

	FOR all nominees	WITHHOLD
	listed at right (except	AUTHORITY
	as marked to the	to vote for all nominees	Nominees:	Donald R. Horton
	contrary below)	listed at right.		Bradley S. Anderson
1. Election of				Michael R. Buchanan
Directors				Richard I. Galland

Michael W. Hewatt
Donald J. Tomnitz
Bill W. Wheat

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

		FOR	AGAINST	ABSTAIN

2.	To approve the 2006 Stock Incentive Plan.

3.	To approve an amendment to our charter increasing the number of authorized shares of common stock.

4.	To approve a shareholder proposal concerning an energy efficiency assessment.

5.	To conduct other business properly brought before the meeting.

The board of directors recommends a vote FOR Proposals 1 through 3 and a vote AGAINST Proposal 4. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted as recommended by the board of directors in this paragraph.
The undersigned hereby ratifies and confirms all that said attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at said meeting. The undersigned acknowledges receipt of the notice of said annual meeting and the proxy statement accompanying said notice.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

(Signature)	(Signature)	Dated:

Note: Please sign exactly as names appear herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full titles as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.